     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998


                                              REGISTRATION NO. 333-51523

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                TROY GROUP, INC.

             (Exact name of registrant as specified in its charter)


              DELAWARE                                3570                               33-0807798
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)


                           --------------------------


                           2331 SOUTH PULLMAN STREET
                          SANTA ANA, CALIFORNIA 92705
                                 (949) 250-3280


         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------


                                PATRICK J. DIRK
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                TROY GROUP, INC.
                           2331 SOUTH PULLMAN STREET
                          SANTA ANA, CALIFORNIA 92705
                                 (949) 250-3280


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:


        THOMAS C. THOMAS, ESQ.                   OBY T. BREWER III, ESQ.
        KRISTINE L. GABEL, ESQ.                 MICHAEL S. WACHHOLZ, ESQ.
   Oppenheimer Wolff & Donnelly LLP         Morris, Manning & Martin, L.L.P.
    10 Almaden Boulevard, Suite 600           1600 Atlanta Financial Center
    San Jose, California 95113-2237             3343 Peachtree Road, N.E.
            (408) 795-3000                       Atlanta, Georgia 30326
                                                     (404) 233-7000


                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                                                        PROPOSED MAXIMUM AGGREGATE
  TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         OFFERING PRICE(1)       AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value per share...............          $22,770,000                    $6,720



(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a).


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 30, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                2,200,000 SHARES



                            [TROY GROUP, INC. LOGO]

                                  COMMON STOCK

                                  ------------


    All of the 2,200,000 shares of Common Stock offered hereby are being sold by Troy Group, Inc. (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the common stock, $0.01 par value (the "Common Stock") of the Company. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "TROY."

                                ----------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING        PROCEEDS TO
                                                      PRICE TO PUBLIC       DISCOUNT(1)          COMPANY(2)
Per Share..........................................          $                   $                   $
Total(3)...........................................          $                   $                   $


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting." The Company has agreed to sell to Cruttenden
    Roth Incorporated and             (the "Representatives"), for nominal
    consideration, a five-year warrant (the "Representatives' Warrant") to purchase 100,000 shares of Common Stock, exercisable at a price per share equal to 120% of the per share Price to Public.



(2) Before deducting expenses payable by the Company estimated at $1,100,000.



(3) The Company has granted the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $        , $
    and $        , respectively. See "Underwriting."


                                ----------------


    The shares of Common Stock are offered by the Underwriters, subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates representing such shares will be made available at the offices of Cruttenden Roth Incorporated,
Irvine, California, on or about            , 1998.



                      [CRUTTENDEN ROTH INCORPORATED LOGO]

                THE DATE OF THIS PROSPECTUS IS           , 1998

[LOGO]


                                                          ON-DEMAND DISTRIBUTIVE
                                                              PRINTING SOLUTIONS



                       TROY'S FINANCIAL DOCUMENT PRINTERS



                [picture of Troy's financial document printers]



                         FINANCIAL DOCUMENTS ON-DEMAND
                           Including checks and other
                         documents containing Magnetic
                        Ink Character Recognition (MICR)



                [picture of a check illustrating the MICR line]



                     TROY'S PROPRIETARY RIBBONS AND TONERS



                 [picture of Troy's ribbon and toner products]


                             ---------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT-POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFIED HEREIN, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, SEE "UNDERWRITING," AND (II) REFLECTS CHANGES TO THE COMPANY'S CAPITAL STRUCTURE EFFECTED PRIOR TO THE CONSUMMATION OF THE OFFERING, INCLUDING A 910.7468-FOR-ONE STOCK SPLIT AND A SHARE EXCHANGE IN CONNECTION WITH THE REINCORPORATION OF THE COMPANY IN DELAWARE. ALL REFERENCES IN THIS PROSPECTUS TO "TROY" OR THE "COMPANY" REFER COLLECTIVELY TO TROY GROUP, INC. AND ITS WHOLLY-OWNED SUBSIDIARY.

                                  THE COMPANY

    The Company provides on-demand distributive printing solutions to Fortune 1000 and other large and mid-sized domestic and international businesses. Troy's current product offering consists of proprietary laser printers, impact printers, related consumables, including toners and ribbons, and services. The Company's products enable businesses to distribute and print magnetic ink character recognition ("MICR") encoded financial documents such as checks, money orders, payment coupons and deposit and withdrawal slips.

    Businesses have traditionally purchased pre-printed financial document forms from commercial printers and maintained inventories of these forms until needed for printing and distribution. These inventories are expensive to maintain, subject companies to security risk associated with storing, printing and delivering financial document forms and are subject to obsolescence. The advent and growth of client server computing, cross platform computing, networks, team workgroups, database sharing and intranets have effectively enabled organizations to electronically distribute financial documents and print the documents at the required locations. At the same time, printer manufacturers have introduced significant technological advancements in the speed, quality and finishing options of laser printers at drastically reduced costs. The merger of these technological enhancements in computing and printing has created a new opportunity termed on-demand distributive printing.


    On-demand distributive printing gives an enterprise the ability to electronically distribute and print documents on a cost-effective basis at locations where the documents are required, when they are needed and in the actual quantities needed. The movement to on-demand distributive printing has revolutionized the entire printing industry. As a result, there has been a significant transition away from the use of commercial printers to corporate in-house printing. On-demand distributive printing represents a market segment within the on-demand digital printing market. In a 1997 report, INTERQUEST projected that the market for on-demand digital printing would grow at a rate of 19% to 21% per year from 1995 to 2000. CAP VENTURES, a leading research and consulting organization for the printing industry, projected that this market would grow from approximately $2.6 billion in 1995 to approximately $8.6 billion in 2000. Management believes that the market for on-demand distributive printing will continue to grow at rates consistent with the growth of the on-demand digital printing market; however, there can be no assurance that the growth rate of the on-demand distributive printing market will be equal to or in excess of the growth rate of the on-demand digital printing market.


    The Company was the first to develop desktop, laser financial document printers and has developed products that take advantage of this growth in on-demand distributive printing. On-demand distributive printing has served as a catalyst for increased sales of the Company's current solutions and created an opportunity for new products and solutions such as forms design and management, forms finishing and Internet related products. The Company's current solutions offer: (i) convenience and flexibility through the ability to print financial documents where they are required, when they are needed and in the actual quantities needed; (ii) cost savings through the elimination of the requirement to purchase and maintain inventories of pre-printed forms; and (iii) enhanced software, hardware and document security.

    Through an exclusive original equipment manufacturing ("OEM") relationship with Hewlett-Packard Company ("Hewlett-Packard"), Troy purchases Hewlett-Packard laser printers and installs various proprietary hardware, firmware and software into the printers. The Company then repackages and relabels the printers and sells them as MICR-enabled financial document printers under the Troy-Registered Trademark- name. Hewlett-Packard assists the Company in the marketing of Troy's MICR-enabled printers by introducing the Company to Hewlett-Packard's customers who may require a MICR printing solution. In addition, the Company has a relationship with International Business Machines Company ("IBM"), whereby IBM has agreed to purchase from Troy all of IBM's requirements of MICR toner and developer for the IBM 3900 and InfoPrint 4000 family of high speed laser printers.


    The Company markets its products to Fortune 1000 companies through its direct sales force, while it markets to other large and mid-sized businesses through a network of dealers and value-added resellers. The Company markets internationally in 55 countries primarily through a distributor network. Troy has sold its printing systems and related consumables to more than 9,000 customers including AT&T Corporation, BankAmerica Corporation, Farmer's Insurance Group, Ford Motor Company, Manpower, Inc., State Farm Mutual Automobile Insurance Company ("State Farm Insurance") and Wells Fargo & Company.


    The Company's objective is to become the leading worldwide provider of on-demand distributive printing and imaging solutions. In order to achieve this objective, the Company will continue to implement the following strategies: (i) expand solutions for Hewlett-Packard based products; (ii) expand existing and seek new OEM relationships; (iii) leverage strategic alliances; (iv) maintain its technological leadership position; (v) expand distribution channels to increase its focus on selling to smaller businesses; and (vi) seek acquisitions of products, technologies and businesses in the on-demand distributive printing and imaging market in areas such as forms design management, forms finishing, networking, the Internet, financial software and service.


    The Company, originally incorporated in California in 1996, was reincorporated in Delaware in May 1998. The Company is the result of various mergers and acquisitions through a company originally founded in 1982 by the existing stockholders. The Company's principal executive offices are located at 2331 South Pullman Street, Santa Ana, California 92705, and its telephone number at that location is (949) 250-3280. "TROY-Registered Trademark-," "CHECKTRACE-TM-," "MICRTONE-Registered Trademark-,"
"MULTITONE-Registered Trademark-," "MICROSS-Registered Trademark-" and PERMABOND-TM-" are trademarks of the Company.



    THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WHICH INVOLVE RISKS AND UNCERTAINTIES AND WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INCLUDED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE OFFERING


Common Stock offered........................  2,200,000 shares
Common Stock to be outstanding after the
  Offering..................................  9,700,000 shares(1)
Use of proceeds.............................  To repay indebtedness, to pay S corporation distributions and for working capital and
                                              general corporate purposes, including possible
                                              acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol......  TROY


               SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                SIX MONTHS ENDED
                                                  FISCAL YEAR ENDED NOVEMBER 30,                    MAY 31,
                                       -----------------------------------------------------  --------------------
                                         1993       1994       1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
Net sales............................  $  20,306  $  17,583  $  21,477  $  28,161  $  33,434  $  17,112  $  18,322
Gross profit.........................      7,721      7,017      7,917     10,753     13,837      6,889      7,566
Operating income.....................      1,519        581        575      3,478      4,694      2,341      2,914
Net income...........................  $   1,301  $     327  $     313  $   3,067  $   4,397  $   2,195  $   2,802
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income(2)..............  $     803  $     218  $     140  $   1,870  $   2,659  $   1,328  $   1,707
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma diluted net income per
  share(2)...........................  $    0.11  $    0.03  $    0.02  $    0.25  $    0.34  $    0.17  $    0.22
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted-average diluted shares
  outstanding(1).....................      7,500      7,500      7,500      7,500      7,759      7,735      7,810
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------



                                                                                        MAY 31, 1998
                                                                           ---------------------------------------
                                                                                                       PRO FORMA
                                                                                                          AS
                                                                            ACTUAL    PRO FORMA(3)    ADJUSTED(4)
                                                                           ---------  -------------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents................................................  $      40   $        40     $  14,856
Working capital..........................................................      5,951         4,951        20,791
Total assets.............................................................     13,480        13,870        28,446
Short-term notes payable.................................................        615           615            --
Current portion of long-term debt........................................        402           402            59
Long-term debt, net of current portion...................................        771           771           428
Stockholders' equity.....................................................      7,252         6,442        22,385


------------------------------
(1) Excludes: (i) 1,564,298 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to acquire 326,957 shares are outstanding at a weighted average exercise price of $0.42 per share and options to acquire 470,000 shares will be granted upon completion of the Offering at an exercise price equal to the price per share to the public in the Offering; (ii) up to 350,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share; and (iii) 100,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants. See "Management--Stock Option and Incentive Plans," "Description of Capital Stock" and "Underwriting."

(2) Pro forma net income and pro forma diluted net income per share data give effect to the conversion by the Company and its wholly-owned subsidiary, Troy Systems International, Inc. (the "Subsidiary"), from S corporations to C corporations for federal and state income tax purposes and assume that the Company and the Subsidiary were subject to corporate income taxes at an effective combined federal and state income tax rate of 40.0%. See "S Corporation Distributions" and Note 2 of the Notes to Consolidated Financial Statements.


(3) Pro forma balance sheet data give effect to (i) an estimated deferred tax asset of approximately $390,000 that will result from the termination by the Company and the Subsidiary of their S corporation elections and (ii) S corporation distributions in the estimated amount of approximately $1.2 million paid or to be paid to existing stockholders after May 31, 1998. See "S Corporation Distributions."



(4) Pro forma as adjusted balance sheet data give effect to: (i) an estimated deferred tax asset of approximately $390,000 that will result from the termination by the Company and the Subsidiary of their S corporation elections; (ii) S corporation distributions in the estimated amount of approximately $1.2 million paid or to be paid to existing stockholders after May 31, 1998; and (iii) the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN EVALUATING THE COMPANY AND ITS BUSINESS AND BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON HEWLETT-PACKARD AND OTHER SINGLE SOURCE SUPPLIERS


    The Company is dependent on Hewlett-Packard as a single source provider of laser printers used in the manufacture of all of the Company's laser printing solutions. The Company and Hewlett-Packard are parties to the U.S. LaserJet MICR Solution Reseller Agreement and a Value-Added Reseller Addendum (collectively the "HP Agreement"). The HP Agreement appoints the Company as an authorized, exclusive reseller in the United States and certain other countries for Hewlett-Packard MICR LaserJet printers. Pursuant to the HP Agreement, the Company purchases Hewlett-Packard laser printers and modifies and enhances the printers. Troy then repackages and relabels the printers and sells them as MICR-enabled financial document printers under the Troy name. The HP Agreement is an extension of the initial agreement with Hewlett-Packard entered into in October 1993 and has an expiration date of March 31, 1999. If the HP Agreement expires or is otherwise terminated in accordance with its terms, the Company would be required to purchase Hewlett-Packard printers through other sources, such as authorized distributors. The Company would also lose the benefit of Hewlett-Packard's assistance in marketing Troy's MICR-enabled printers to Hewlett-Packard's customers who may require a MICR printing solution. In addition, the HP Agreement imposes certain shipment milestones that must be met in order for the Company to retain its exclusive rights to resell Hewlett-Packard MICR LaserJet printers. Although the Company has achieved these milestones to date, there can be no assurance that the Company will continue to satisfy milestones imposed by the HP Agreement. If the Company loses its exclusive rights under the HP Agreement, Hewlett-Packard will be free to grant rights to other vendors to sell MICR-enabled Hewlett-Packard laser printers. Such an event would result in increased competition and could have a material adverse effect on the Company. In addition to its relationship with Hewlett-Packard, the Company is also dependent on single source suppliers for a component used in its impact printing products and for a component used in its ribbons. If the Company were to lose its component supplier for its impact printing products, it would be required to identify a new supplier and substantially reengineer its products for use with an alternative component. If the Company were to lose its component supplier for ribbons, the Company would be required to identify a new supplier. While the Company maintains business interruption insurance policies (including a policy that specifically covers the loss of the component supplier for its impact printing products), the loss of the component supplier of its impact printer products or ribbons would interrupt the manufacture of the Company's impact printers or ribbons, respectively, which could have a material adverse effect on the Company. There can be no assurance that alternative component suppliers would be available on a timely basis or at all. See "Business--Strategic Relationships" and "--Manufacturing Capabilities."


CUSTOMER CONCENTRATION


    In the six months ended May 31, 1998 and the fiscal year ended November 30, 1997, a reseller of the Company's consumable products accounted for 18.2% and 16.6%, respectively, of the Company's net sales, of which the Company believes a significant portion was sold to a single customer. There can be no assurance that either this reseller or its customer will continue to purchase products from the Company. The loss of either this reseller or its customer would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

TECHNOLOGICAL OBSOLESCENCE

    The market for the Company's products is characterized by rapid technological advances, obsolescence and large fluctuations in product demand. The introduction of products embodying new technologies could render the Company's existing products and products currently under development obsolete and unmarketable. The Company's continued success will depend upon its ongoing ability to enhance its products as well as to develop and introduce new products that keep pace with technological developments and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company. The Company believes that impact printing solutions are approaching the end of their life cycles because of advanced functionality offered by new non-impact products from the Company as well as companies such as Oce Printing Systems USA, Inc. ("Oce") and IBM. The Company anticipates a continuing decline in sales of its impact printers and intends to minimize the effect of this decline by offering a broader range of faster, lower cost laser printers, by offering consumables for high speed laser printers and by pursuing certain specialty impact printing markets, such as multi-part forms. There can be no assurance, however, that sales of laser printers and consumables will increase sufficiently to offset anticipated declines in sales of impact printing systems or that the Company will successfully enter other specialty printing markets. See "Business--Business Strategy" and "--Research and Development."

RISKS ASSOCIATED WITH GROWTH THROUGH ACQUISITIONS

    As part of its growth strategy, the Company intends to pursue acquisitions of technologies, product lines and businesses that are complementary to the Company's business and which management believes will enable the Company to achieve its objective of becoming the leading worldwide provider of on-demand distributive printing and imaging solutions. The Company's ability to grow through such acquisitions will be dependent upon the availability of suitable acquisition candidates at an acceptable cost, the Company's ability to compete effectively for these acquisition candidates and the availability of capital to complete such acquisitions. Management has limited experience in identifying, negotiating and completing acquisitions. Completed acquisitions also involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired business, delays in realizing the benefits of the Company's strategies for an acquired business, dependence on new products and processes, the diversion of management's attention from the Company's business, risks of entering markets in which the Company has no or limited direct prior experience and the inability to retain key employees necessary to manage such acquisitions. In addition, gross margins of any acquired products, technologies or businesses, expenditures for necessary product or technology development and other factors related to any such acquisitions could result in dilution to the Company's earnings. Future acquisitions also could have a significant impact on the Company's financial position and capital needs and could cause substantial fluctuations in the Company's quarterly and annual results of operations. Furthermore, future acquisitions by the Company could result in the use of a portion of the proceeds from the Offering, dilutive issuances of equity securities, the incurrence of additional debt and the amortization of the costs of goodwill and intangible assets and significant write-offs of in-process product development. All of the foregoing risks, either individually or in the aggregate, could have a material adverse effect on the Company. See "Business--Business Strategy."

DEMAND FOR PRINTED FINANCIAL DOCUMENTS

    The market for the Company's products currently depends entirely on the demand for printed financial documents. There can be no assurance that competition from alternative methods of financial document delivery (e.g., electronic banking, electronic commerce, on-line services and other electronic media) will not erode the demand for printed financial documents. While part of the Company's growth strategy is to diversify its business into additional market segments of the on-demand distributive printing and imaging market such as electronic payment systems, there can be no assurance that the Company will be successful in implementing this diversification strategy and failure to do so could have a material adverse effect on the Company. See "Business--Industry Overview" and "--Business Strategy."

COMPETITION

    The on-demand distributive printing industry is highly competitive. Troy's primary competitors are domestic and foreign printer manufacturers and value-added resellers. Some of the Company's competitors have advantages over the Company with respect to labor and component costs and have substantially greater resources than the Company. The Company also faces competition from current and prospective customers and distributors who may decide to design and manufacture their financial document printing solutions internally. To remain competitive, management believes that the Company must continue to compete favorably on the basis of value by providing technologically advanced financial printing solutions that satisfy the demands of customers and by offering superior customer service, enhanced quality and reliability levels and flexible and reliable delivery schedules. There can be no assurance that the Company will be able to compete successfully against its current and future competitors. Increased competition may result in price reductions, lower gross margins and loss of market share, any of which would have a material adverse effect on the Company. See "Business--Competition."

INTERNATIONAL OPERATIONS


    Shipments to international customers in the six months ended May 31, 1998 and the fiscal years ended November 30, 1997 and 1996 represented 15.0%, 13.7% and 14.3%, respectively, of the Company's net sales and are expected to continue to account for a material portion of net sales. Sales and operations outside of the United States are subject to certain inherent risks, including fluctuations in the value of the U.S. dollar relative to foreign currencies, tariffs, quotas, taxes, political and economic instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations, difficulties in collecting receivables and potentially adverse tax consequences. Because the Company's international sales are denominated in U.S. dollars, currency fluctuations in countries where the Company does business may render the Company's products less price competitive than those of foreign manufacturers. There can be no assurance that any of these factors will not have a material adverse effect on the Company.


CONTROL OF THE COMPANY BY PATRICK J. DIRK


    Upon completion of the Offering, Patrick J. Dirk, the Company's Chairman of the Board, President and Chief Executive Officer, will beneficially own an aggregate of 5,692,857 shares of Common Stock, representing 58.7% of the Company's outstanding Common Stock. As a result, Mr. Dirk will be able to control the Company through the power to elect the Company's Board of Directors. See "Principal Stockholders."



BENEFITS OF OFFERING TO CURRENT STOCKHOLDERS



    The Offering will provide substantial benefits to current stockholders of the Company. Consummation of the Offering is expected to: (i) create a public market for the Common Stock; (ii) provide proceeds to pay a portion of the Second Distributions; (iii) provide proceeds to repay amounts owed under the Company's revolving line of credit and term loan which are guaranteed by Patrick
J. and Mary J. Dirk and the Dirk Family Trust u/d/t March 6, 1990, thus releasing them from such guarantees; and (iv) permit current stockholders to realize the appreciation in the value of the equity securities held by such stockholders. Existing stockholders of the Company paid approximately $322,000 for 7,500,000 shares of Common Stock outstanding before the Offering. Assuming an initial public offering price of $8.00 per share, the existing stockholders of the Company will have unrealized gain of $59.7 million upon consummation of the Offering. See "S Corporation Distributions," "Dilution" and "Certain Transactions."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company's quarterly operating results are subject to fluctuation due to various factors, including the mix of products between laser printers, impact printers and consumables, the stage of each product in its life cycle, the availability and costs of components and materials, the rate of addition and magnitude of new products and the timing of orders from and shipments to customers. Because of these factors, quarterly operating results are likely to vary in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTELLECTUAL PROPERTY

    Certain equipment, processes, information and knowledge developed by the Company and used in the design and manufacture of its products are regarded as proprietary or confidential by the Company. The Company relies on a combination of patents, trademarks, trade secrets and other intellectual property law, non-disclosure agreements with employees and internal confidentiality measures to protect its intellectual property rights and confidential information. Such protection, however, may not preclude competitors from developing products similar to the Company's products. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights and confidential information to the same extent as the laws of the United States. Although the Company continues to evaluate and implement protective measures, there can be no assurance that these efforts will be successful or that third parties will not assert intellectual property infringement claims against the Company. No such claims or litigation related to any such matter are currently pending against the Company. However, there can be no assurance that none will be initiated, that the Company would prevail in any such litigation seeking damages or an injunction against the sale of the Company's products or that the Company would be able to obtain any necessary licenses on reasonable terms or at all. See "Business--Patents and Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent to a significant extent upon the efforts and talents of Patrick J. Dirk and its other executive officers. The loss of Mr. Dirk or any of these other executive officers could have a material adverse effect on the Company. The Company does not have employment or noncompete agreements with its key employees, except for Robert S. Messina, the Company's Executive Vice President. See "Management."

GOVERNMENT REGULATION

    The Company is subject to numerous federal, state and local laws and regulations, including regulations promulgated by the Environmental Protection Agency and similar state agencies with respect to storing, shipping, disposing, discharging and manufacturing hazardous materials and hazardous and non-hazardous waste. Although the Company believes that its operations are in material compliance with current environmental and other laws and regulations, there can be no assurance that regulatory requirements will not change, unforeseen environmental incidents will not occur or past contamination or non-compliance with environmental laws will not be discovered on properties on which the Company is or has been located. See "Business--Environmental and Regulatory Matters."

S CORPORATION STATUS

    Beginning in December 1989 and continuing until the consummation of the Offering, the Company and the Subsidiary have elected to be treated as S corporations under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As a result, during this period the stockholders of the Company and the Subsidiary were directly subject to tax on the income of the Company for federal and state income tax purposes, except that the Subsidiary elected to be taxed as a C corporation for California state income tax purposes. The Company will use a portion of the net proceeds of the Offering to make a distribution to its existing stockholders in connection with the termination of the S corporation election. In addition, while the Company believes that it and the Subsidiary have met the S corporation requirements, as of the date of this Prospectus, the Internal Revenue Service (the "IRS") has not challenged the S corporation status of either entity. If for any reason either the Company or the Subsidiary were subsequently determined by the IRS not to have met S corporation requirements, the Company could be liable to pay federal and state income taxes on its income at the effective federal and state income tax rate for all or a part of the period from December 1989 through the consummation of the Offering, plus interest and possible penalties. See "S Corporation Distributions," "Use of Proceeds" and "Certain Transactions."


BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS



    The Company intends to use the net proceeds of the Offering to repay indebtedness, to pay S corporation distributions and for working capital and general corporate purposes, including possible acquisitions. The Company currently has no other specific use for the remaining net proceeds of the Offering. Accordingly, the Company will retain broad discretion to allocate a substantial portion of the remaining net proceeds of the Offering. The Company plans to invest the net proceeds in investment-grade, interest-bearing securities. See "Use of Proceeds."


YEAR 2000 COMPLIANCE


    Many computer systems and applications currently use two-digit date fields to designate a year. As a result, on or near the turn of the century, date-sensitive computing systems will recognize the year 2000 as 1900, or not at all, which may cause systems to process financial and operational information incorrectly. The Company has completed its assessment of the Year 2000 compliance of existing software products offered or used by the Company and believes that no corrective action will be required. Consequently, the Company does not anticipate incurring significant additional costs to achieve Year 2000 compliance, although no assurance can be given that the Company's assessment has identified all potential Year 2000 issues. In addition, it is currently unknown whether the Company's vendors, distributors, OEMs or other third parties with which the Company conducts business will successfully achieve Year 2000 compliance with respect to their own computer software and products. The failure of the Company or its vendors, distributors, OEMs or other third parties with which the Company conducts business to successfully achieve Year 2000 compliance could have a material adverse effect on the Company.


SHARES ELIGIBLE FOR FUTURE SALE


    Sales of Common Stock in the public market after the Offering (including sales of shares issued upon the exercise of outstanding options and warrants) could have a material adverse effect on the market price of the Common Stock. Such sales also could make it more difficult for the Company to sell equity securities in the future at a time and price that the Company deems appropriate. Upon the completion of the Offering, the Company will have 9,700,000 shares of Common Stock outstanding, of which the 2,200,000 shares offered hereby will be freely tradable (unless held by affiliates of the Company) and the remaining 7,500,000 shares (the "Restricted Shares") may be sold in the public market only if registered or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act of 1933, as amended (the "Securities Act"). All of the existing stockholders of the Company have entered into lock-up agreements under which they have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Cruttenden Roth Incorporated. Following expiration of these lock-up agreements, 1,265,358 of the Restricted Shares will be eligible for sale in the public market without restriction and the balance will be eligible for sale subject to the volume limitations and other conditions of Rule 144. In addition, approximately 90 days after completion of the Offering, the Company intends to file a Registration

Statement on Form S-8 covering shares issuable under the Company's stock option plans, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. See "Shares Eligible for Future Sale."

POSSIBLE ISSUANCES OF PREFERRED STOCK; ANTI-TAKEOVER MEASURES

    Pursuant to the Company's Certificate of Incorporation, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock (the "Preferred Stock") and fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of any shares of Preferred Stock may result in significant dilution of the interest in the Company of the holders of Common Stock at that time. While the Company has no present intention to issue shares of Preferred Stock, any such issuance could make it more difficult for a third party to acquire a majority of the outstanding voting power of the Company. The Company's stockholders also do not have the right of cumulative voting for the election of directors. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which could have the effect of delaying or preventing a change of control of the Company. The beneficial ownership and voting control held by Patrick J. Dirk, the ability of the Board of Directors to issue shares of Preferred Stock without further vote or action by the stockholders, Section 203 of the DGCL and provisions in the Company's Certificate of Incorporation will serve to prevent or delay a change of control of the Company, which in turn could adversely affect the market price of the Common Stock. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the Representatives, may not be indicative of prices that will prevail in the trading market. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, regulatory actions, developments with respect to patents or proprietary rights, changes in stock market analyst recommendations regarding the Company, other comparable companies or the technology industry generally and general market conditions may have a significant effect on the market price of the Common Stock. See "Underwriting."

DILUTION

    The initial public offering price of the Common Stock offered hereby is substantially higher than the pro forma net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial dilution. Additional dilution is likely to occur upon exercise of outstanding stock options and warrants. See "Dilution."

DIVIDEND POLICY

    The Company intends to use any earnings that may be generated to finance future growth of the Company's business and does not intend to pay dividends in the foreseeable future other than dividends described in "S Corporation Distributions." See "Dividend Policy."

                          S CORPORATION DISTRIBUTIONS


    The Company was incorporated in the State of California in March 1996. The Subsidiary was incorporated in Minnesota in 1982 and was reincorporated in Delaware on September 2, 1987. Prior to May 1998, the Company and the Subsidiary were under common control. In May 1998, the Company and the Subsidiary completed a reorganization whereby: (i) the Company was reincorporated in Delaware; (ii) the Subsidiary became a wholly-owned subsidiary of the Company; (iii) the Company transferred all of its operating assets to the Subsidiary; and (iv) the Company effected a 910.7468-for-one stock split resulting in 7,500,000 shares of Common Stock outstanding prior to the Offering. Prior to the Offering, the Company was wholly-owned by Patrick J. and Mary J. Dirk as trustees under The Dirk Family Trust UTD March 6, 1990 (the "Family Trust"), the trustee of The Dirk 1997 Education Trust, the trustees of the Dirk 1998 Alaska Trust, Brian P. Dirk and Patrick J. Dirk's other three children (the "Dirk Stockholders").


    The Company and the Subsidiary have each elected, under the Internal Revenue Code, to be treated as S corporations for federal and state income tax purposes, except that the Subsidiary has elected to be taxed as a C corporation for California state income tax purposes. As a result, earnings of the Company and the Subsidiary have been taxed for federal and state income tax purposes (other than California for the Subsidiary) directly to the Dirk Stockholders rather than to the Company. Upon consummation of the Offering, the Company and the Subsidiary will terminate their S corporation elections and thereafter will be taxed as C corporations.

    In past years, the Company and the Subsidiary paid pro rata distributions to the Dirk Stockholders. In the fiscal years ended November 30, 1995, 1996 and 1997, these distributions totaled $0, $118,000 and $2.6 million, respectively.


    In June 1998, the Boards of Directors of the Company and the Subsidiary paid cash distributions to the Dirk Stockholders of approximately $695,000 (the "First Distributions"). The Company and the Subsidiary also intend to pay cash distributions to the Dirk Stockholders, on a pro rata basis, concurrent with the completion of the Offering (the "Second Distributions"). The Second Distributions are estimated to total approximately $505,000. Purchasers of the Common Stock in the Offering will not receive any of these distributions.


    The Company and the Dirk Stockholders are parties to a Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement indemnifies the Dirk Stockholders for any adjustments causing an increase in the Dirk Stockholders' federal and state income tax liability (including interest and penalties) related to tax years prior to the consummation of the Offering, unless such adjustments result in or are related to a corresponding decrease in the Dirk Stockholders' federal and state income tax liability with respect to another S corporation taxable year. Subject to certain limitations, the Tax Agreement also provides that the Dirk Stockholders will reimburse the Company for any amounts refunded to them as a result of the loss of the S corporation status of the Company or the Subsidiary. Any payment made by the Company to the Dirk Stockholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company or the Subsidiary for income tax purposes. See Note 2 of Notes to Consolidated Financial Statements.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $8.00 per share, are estimated to be approximately $15.9 million (approximately $18.4 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses.



    The net proceeds from the Offering will be used to repay indebtedness under the Company's term loan and revolving line of credit with Union Bank of California, to pay any unpaid portion of the Second Distributions and for working capital and general corporate purposes, including possible acquisitions of other technologies, product lines or businesses that are complementary to the Company's business. The Company currently has no other specific use for the remaining net proceeds of the Offering. Accordingly, the Company will retain broad discretion to allocate a substantial portion of the remaining net proceeds of the Offering. The Company has no agreements or understandings to acquire any technologies, product lines or businesses. Pending the uses described above, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing securities.



    The Company's term loan had an outstanding balance of approximately $686,000 as of May 31, 1998 and bears interest at a rate, based on an index selected by the Company, which is 2.50% per annum in excess of the bank's adjusted treasuries rate. All principal outstanding under the term loan which is not bearing interest at a base interest rate bears interest at a rate of 0.75% above the bank's reference rate. As of May 31, 1998, the interest rate on the Company's term loan was 8.50%. The Company's revolving line of credit had an outstanding balance of approximately $615,000 as of May 31, 1998 and bears interest at a rate, based on an index selected by the Company, which is 2.25% per annum in excess of the bank's LIBOR-rate. All principal outstanding under the revolving line of credit which is not bearing interest at a base interest rate bears interest at a rate of 0.50% above the bank's reference rate. As of May 31, 1998, the interest rate on the Company's revolving line of credit was 9.00%. The term loan and line of credit mature on May 2, 2000 and June 30, 1999, respectively. The proceeds from the term loan and the revolving line of credit were used for working capital.


                                DIVIDEND POLICY

    Other than the dividends described in "S Corporation Distributions," the Company has not declared any cash dividends. Following the completion of the Offering, the Company's Board of Directors intends to retain the earnings of the Company, if any, to support the Company's operations and to finance expansion, and it does not intend to declare or pay cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors and will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors may deem relevant. In addition, the Company's current revolving credit facility prohibits the payment of cash dividends by the Company except for distributions for tax payments and pro rata adjustments thereto.

                                 CAPITALIZATION


    The following table sets forth the short-term obligations and capitalization of the Company as of May 31, 1998: (i) on an actual basis; (ii) on a pro forma basis to reflect the termination of the S corporation status of the Company and the Subsidiary to be effective upon completion of the Offering and the payment of the Distributions; and (iii) on a pro forma as adjusted basis to reflect the termination of the S corporation status of the Company and the Subsidiary to be effective upon completion of the Offering and the payment of the Distributions and to reflect the receipt and the application of the estimated net proceeds from the sale of 2,200,000 shares of Common Stock by the Company pursuant to the Offering at an assumed initial public offering price of $8.00 per share. This table should be read in conjunction with the Consolidated Financial Statements and Notes appearing elsewhere in the Prospectus.



                                                                                        MAY 31, 1998
                                                                           ---------------------------------------
                                                                                                       PRO FORMA
                                                                                                          AS
                                                                            ACTUAL    PRO FORMA(1)    ADJUSTED(2)
                                                                           ---------  -------------  -------------
                                                                                       (IN THOUSANDS)
Short-term notes payable.................................................  $     615   $       615     $      --
                                                                           ---------  -------------  -------------
                                                                           ---------  -------------  -------------
Current portion of long-term debt........................................  $     402   $       402     $      59
                                                                           ---------  -------------  -------------
                                                                           ---------  -------------  -------------
Long-term debt, net of current portion...................................  $     771   $       771     $     428

Stockholders' equity:
  Preferred stock, $0.01 par value per share, 5,000,000 shares
    authorized; no shares issued and outstanding.........................         --            --            --
  Common stock, $0.01 par value per share, 50,000,000 shares authorized;
    7,500,000 shares issued and outstanding, actual and pro forma;
    9,700,000 shares issued and outstanding, pro forma as adjusted(3)....         75            75            97
  Additional paid-in capital.............................................        247           247        16,168
  Retained earnings......................................................      6,930         6,120         6,120
                                                                           ---------  -------------  -------------

    Total stockholders' equity...........................................      7,252         6,442        22,385
                                                                           ---------  -------------  -------------
        Total capitalization.............................................  $   8,023   $     7,213     $  22,813
                                                                           ---------  -------------  -------------
                                                                           ---------  -------------  -------------


------------------------


(1) Pro forma data give effect to (i) an estimated deferred tax asset of approximately $390,000 that will result from the termination by the Company and the Subsidiary of their S corporation elections and (ii) S corporation distributions in the estimated amount of approximately $1.2 million paid or to be paid to existing stockholders after May 31, 1998. See "S Corporation Distributions."



(2) Pro forma as adjusted data give effect to: (i) an estimated deferred tax asset of approximately $390,000 that will result from the termination by the Company and the Subsidiary of their S corporation elections; (ii) S corporation distributions in the estimated amount of approximately $1.2 million paid or to be paid to existing stockholders after May 31, 1998; and
    (iii) the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


(3) Excludes: (i) 1,564,298 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to acquire 326,957 shares are outstanding at a weighted average exercise price of $0.42 per share and options to acquire 470,000 shares will be granted upon completion of the Offering at an exercise price equal to the price per share to the public in the Offering; (ii) up to 350,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share; and (iii) 100,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants. See "Management--Stock Option and Incentive Plans," "Description of Capital Stock" and "Underwriting."

                                    DILUTION


    The pro forma net tangible book value of the Company as of May 31, 1998 would have been approximately $6.2 million or $0.83 per share, after giving pro forma effect to the termination of the S corporation elections of the Company and the Subsidiary to be effective upon completion of the Offering and the payment of the Distributions. Pro forma net tangible book value per share is determined by dividing the Company's net tangible book value (tangible assets less total liabilities) by the number of shares of Common Stock outstanding.



    Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma adjusted net tangible book value per share of the Common Stock immediately after completion of the Offering. After giving effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $8.00 per share and the application of the estimated net proceeds therefrom after deducting the underwriting discount and estimated expenses of the Offering, and without taking into account any other changes in such net tangible book value after May 31, 1998 other than the termination of the S corporation elections of the Company and the Subsidiary to be effected upon completion of the Offering and the payment of the Distributions, the pro forma net tangible book value of the Company as of May 31, 1998 would have been approximately $22.4 million, or $2.31 per share. This represents an immediate increase in such pro forma net tangible book value of $1.48 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.69 per share to purchasers of Common Stock in the Offering, as illustrated in the following table:



Assumed initial public offering price per share........................................             $    8.00
  Pro forma net tangible book value per share as of May 31, 1998.......................  $    0.83
  Increase per share attributable to new investors.....................................       1.48
                                                                                         ---------
Pro forma adjusted net tangible book value per share after the Offering(1).............                  2.31
                                                                                                    ---------
Dilution per share to new investors....................................................             $    5.69
                                                                                                    ---------
                                                                                                    ---------



    The following table summarizes, as of May 31, 1998, the number of shares of Common Stock purchased from the Company by existing stockholders and by new investors in the Offering, the total consideration reflected in the accounts of the Company and the average price paid per share. The table assumes an initial public offering price of $8.00 per share and that no shares are purchased in the Offering by existing stockholders. To the extent existing stockholders purchase shares in the Offering, their percentage ownership, total consideration and average consideration per share will be greater than is shown.



                                                         SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                     -------------------------  --------------------------     PRICE
                                                        NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                                     ------------  -----------  -------------  -----------  ------------
Existing stockholders(1)...........................     7,500,000        77.3%  $     322,000         1.8%   $     0.04
New investors......................................     2,200,000        22.7      17,600,000        98.2          8.00
                                                     ------------       -----   -------------       -----
  Totals(1)........................................     9,700,000       100.0%  $  17,922,000       100.0%
                                                     ------------       -----   -------------       -----
                                                     ------------       -----   -------------       -----


------------------------

(1) Excludes: (i) 1,564,298 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to acquire 326,957 shares are outstanding at a weighted average exercise price of $0.42 per share and options to acquire 470,000 shares will be granted upon completion of the Offering at an exercise price equal to the price per share to the public in the Offering; (ii) up to 350,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share; and (iii) 100,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants. See "Management--Stock Option and Incentive Plans," "Description of Capital Stock" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data presented below as of and in the fiscal years ended November 30, 1995, 1996 and 1997 are derived from and should be read in conjunction with the consolidated financial statements and related notes thereto audited by McGladrey & Pullen, LLP, independent auditors, which are included elsewhere in this Prospectus. The selected consolidated financial data presented below as of and in the fiscal years ended November 30, 1993 and 1994 are derived from the audited consolidated financial statements of the Company which are not included in this Prospectus. The selected consolidated financial data as of and in the six months ended May 31, 1998 and 1997 have been derived from the Company's unaudited consolidated financial statements included elsewhere in this Prospectus. Such unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the Company's annual audited consolidated financial statements and, in the opinion of management of the Company, contain all normal recurring adjustments necessary for a fair presentation of the consolidated financial position and the results of operations for the applicable periods. Operating results in the six months ended May 31, 1998 are not necessarily indicative of the results that may be expected in the entire fiscal year ending November 30, 1998, or any subsequent period. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and related Notes and other financial information included elsewhere in this Prospectus.



                                                                                                             SIX MONTHS ENDED
                                                               FISCAL YEAR ENDED NOVEMBER 30,                    MAY 31,
                                                    -----------------------------------------------------  --------------------
                                                      1993       1994       1995       1996       1997       1997       1998
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales.........................................  $  20,306  $  17,583  $  21,477  $  28,161  $  33,434  $  17,112  $  18,322
Cost of goods sold................................     12,585     10,566     13,560     17,408     19,597     10,223     10,756
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit......................................      7,721      7,017      7,917     10,753     13,837      6,889      7,566
Selling, general and administrative expenses......      4,857      5,058      5,594      5,234      6,622      3,303      3,424
Research and development expenses.................      1,345      1,378      1,748      2,041      2,521      1,245      1,228
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income..................................      1,519        581        575      3,478      4,694      2,341      2,914
Interest expense..................................        181        217        342        361        262        128         69
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before state income taxes (credit).........      1,338        364        233      3,117      4,432      2,213      2,845
State income taxes (credit).......................         37         37        (80)        50         35         18         43
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income........................................  $   1,301  $     327  $     313  $   3,067  $   4,397  $   2,195  $   2,802
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma provision for income taxes(1)...........  $     535  $     146  $      93  $   1,247  $   1,773  $     885  $   1,138
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income(1)...........................  $     803  $     218  $     140  $   1,870  $   2,659  $   1,328  $   1,707
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma diluted net income per share(1).........  $    0.11  $    0.03  $    0.02  $    0.25  $    0.34  $    0.17  $    0.22
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted-average diluted shares outstanding(2)....      7,500      7,500      7,500      7,500      7,759      7,735      7,810
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                    (SEE FOOTNOTES ON NEXT PAGE)

                                                                 NOVEMBER 30,                             MAY 31,
                                             -----------------------------------------------------  --------------------
                                               1993       1994       1995       1996       1997       1997       1998
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents..................  $     759  $      --  $      --  $      42  $     100  $      --  $      40
Working capital............................      1,575        955      1,426      3,910      5,173      4,502      5,951
Total assets...............................      7,771      8,312      9,597     11,324     11,749     10,794     13,480
Short terms notes payble...................        685      1,000      1,880      1,612         --      2,117        615
Current portion of long-term debt..........        753      1,305        990        688        754        129        402
Long-term debt, net of current portion.....      2,106      1,183      2,067      1,521      1,280      1,488        771
Stockholders' equity.......................        537        865      1,153      4,102      5,948      4,785      7,252


--------------------------

(1) Pro forma net income and pro forma diluted net income per share data give effect to the conversion by the Company and its wholly-owned Subsidiary from S corporations to C corporations for federal and state income tax purposes and assume that the Company and the Subsidiary were subject to corporate income taxes at an effective combined federal and state income tax rate of 40.0%. See "S Corporation Distributions" and Note 2 of the Notes to Consolidated Financial Statements.

(2) Excludes: (i) 1,564,298 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to acquire 326,957 shares are outstanding at a weighted average exercise price of $0.42 per share and options to acquire 470,000 shares will be granted upon completion of the Offering at an exercise price equal to the price per share to the public in the Offering; (ii) up to 350,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share; and (iii) 100,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants. See "Management--Stock Option and Incentive Plans," "Description of Capital Stock" and "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the Company's results of operations and its liquidity and capital resources should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements of the Company and related Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains certain "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties and which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from those projected in such forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


    Net sales are generated from the sale of the Company's laser printers, impact printers, related consumables and services. The Company recognizes revenue from the sale of its products when the goods are shipped to the customer and it recognizes service revenue over the period of the contract on a straight-line basis. In the six months ended May 31, 1998 and the fiscal year ended November 30, 1997, a reseller of the Company's consumable products, Cannon IV Inc., accounted for 18.2% and 16.6%, respectively, of the Company's net sales, of which the Company believes a significant portion was sold to a single customer.


    Cost of goods sold includes direct material and labor, warranty expenses, license fees and manufacturing and service overhead. Inventories are stated at the lower of cost (first-in, first-out) or market. Equipment is depreciated using the straight-line method over the estimated useful life of the equipment. Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

    Selling, general and administrative expenses include the costs of the sales, marketing and customer support staffs, other marketing expenses, management and administrative personnel costs, professional services, legal and accounting fees and administrative operating costs. The Company expenses all of these costs when incurred.


    Research and development expenses include costs associated with the development of new products and significant enhancements of existing products, and consist primarily of employee salaries, benefits, consulting expenses and the costs of software development tools. The Company expenses research and development costs as they are incurred.



    On October 1, 1997, the Company issued warrants to a consultant to purchase up to 300,000 shares of Common Stock of the Company at $3.50 per share. The warrants vest at a rate of 33 1/3% each upon the occurrence of three separate performance conditions relating to (i) becoming publicly owned; (ii) certain acquisition transactions; and (iii) the Company's market value. Condition (i) will be satisfied upon the consummation of the Offering and the effect of the vesting will be recorded as an expense of the Offering. The effect of the warrants for conditions (ii) and (iii) will be recorded in the Company's financial statements when the performance conditions are met, if ever, at the then current fair value of the warrant vested. The recording of this effect could materially impact the Company's financial statements. See "Description of Capital Stock--Warrants" and "Note 8 to the Company's Consolidated Financial Statements."


    Prior to the Offering, the Company and the Subsidiary elected to be treated for federal and state income tax purposes as S corporations, except that the Subsidiary elected to be taxed as a C corporation under California income tax laws. Upon completion of the Offering, the Company and the Subsidiary will terminate their S corporation elections. The statements of operations data for all periods discussed below include a provision for federal and state income taxes as if the Company were subject to federal and state corporate income taxes for all such periods. This pro forma provision is computed using an effective combined federal and state income tax rate of 40.0%. See "S Corporation Distributions" and Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain information derived from the Company's Consolidated Statements of Operations expressed as a percentage of net sales:


                                                                                                        SIX MONTHS ENDED
                                                                               FISCAL YEAR
                                                                           ENDED NOVEMBER 30,               MAY 31,
                                                                     -------------------------------  --------------------
                                                                       1995       1996       1997       1997       1998
                                                                     ---------  ---------  ---------  ---------  ---------
Net sales..........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.................................................       63.1       61.8       58.6       59.7       58.7
                                                                     ---------  ---------  ---------  ---------  ---------
Gross profit.......................................................       36.9       38.2       41.4       40.3       41.3
Selling, general and administrative expenses.......................       26.1       18.6       19.9       19.3       18.7
Research and development expenses..................................        8.1        7.2        7.5        7.3        6.7
                                                                     ---------  ---------  ---------  ---------  ---------
Operating income...................................................        2.7       12.4       14.0       13.7       15.9
Interest expense...................................................        1.6        1.3        0.8        0.7        0.4
                                                                     ---------  ---------  ---------  ---------  ---------
Income before state income taxes (credit)..........................        1.1       11.1       13.2       13.0       15.5
State income taxes (credit)........................................       (0.4)       0.2        0.1        0.1        0.2
                                                                     ---------  ---------  ---------  ---------  ---------
Net income.........................................................        1.5%      10.9%      13.1%      12.9%      15.3%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Pro forma provision for income taxes...............................        0.4%       4.4%       5.3%       5.2%       6.2%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Pro forma net income...............................................        0.7%       6.7%       7.9%       7.8%       9.3%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------



SIX MONTHS ENDED MAY 31, 1998 COMPARED TO SIX MONTHS ENDED MAY 31, 1997



    NET SALES. Net sales increased by $1,210,000 or 7.1% to $18.3 million in the six months ended May 31, 1998 from $17.1 million in the six months ended May 31, 1997. This increase was due primarily to an increase in sales of impact and laser printers, partially offset by a reduction in sales of consumables and services. While the Company experienced an increase in impact printer sales in the first half of 1998 from the first half of 1997, the Company believes that impact printer sales will decline in future periods because of continuing increases in print quality and speed and continuing reductions in prices of non-impact printers. Net sales were not significantly affected by price changes.



    COST OF GOODS SOLD. Cost of goods sold increased by $533,000 or 5.2% to $10.8 million in the six months ended May 31, 1998 from $10.2 million in the six months ended May 31, 1997. This increase was primarily due to increased net sales partially offset by more favorable economies of scale, primarily in the manufacturing of the Company's proprietary consumables. Cost of goods sold as a percentage of net sales decreased to 58.7% in the first half of 1998 from 59.7% in the first half of 1997.



    GROSS PROFIT. As a result of the above factors, gross profit increased by $677,000 or 9.8% to $7.6 million in the six months ended May 31, 1998 from $6.9 million in the six months ended May 31, 1997. Gross profit as a percentage of net sales increased to 41.3% in the first half of 1998 from 40.3% in the first half of 1997.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $121,000 or 3.7% to $3.4 million in the six months ended May 31, 1998 from $3.3 million in the six months ended May 31, 1997. This increase was primarily due to an increase in the provision for bad debts and sales taxes partially offset by a decrease in compensation expense. Selling, general and administrative expenses as a percentage of net sales decreased to 18.7% in the first half of 1998 from 19.3% in the first half of 1997.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by $17,000 or 1.4% to $1.2 million in the six months ended May 31, 1998 from $1.2 million in the six months ended May 31, 1997. This decrease was primarily due to the reduction of research and development materials. Research and development expenses as a percentage of net sales decreased to 6.7% in the first half of 1998 from 7.3% in the first half of 1997.



    OPERATING INCOME. As a result of the above factors, operating income increased by $573,000 or 24.5% to $2.9 million in the six months ended May 31, 1998 from $2.3 million in the six months ended May 31, 1997. Operating income as a percentage of net sales increased to 15.9% in the first half of 1998 from 13.7% in the first half of 1997.



    INTEREST EXPENSE. Interest expense decreased by $59,000 to $69,000 in the six months ended May 31, 1998 from $128,000 in the six months ended May 31, 1997. This decrease was due to reduced borrowings under the Company's line of credit, the early retirement of debt and lower negotiated interest rates.



    STATE INCOME TAXES. State income taxes increased by $25,000 to $43,000 in the six months ended May 31, 1998 from $18,000 in the six months ended May 31, 1997.


FISCAL YEAR ENDED NOVEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30,
  1996

    NET SALES. Net sales increased by $5.3 million or 18.7% to $33.4 million in the fiscal year ended November 30, 1997 from $28.2 million in the fiscal year ended November 30, 1996. This increase was due primarily to increased sales of the Company's proprietary consumables (including significant initial stocking orders for a new customer) and to a lesser extent to an increase in sales of higher speed laser printers. This increase was offset slightly by a decrease in sales of the Company's impact printers and services. Net sales were not significantly affected by price changes.

    COST OF GOODS SOLD. Cost of goods sold increased by $2.2 million or 12.6% to $19.6 million in the fiscal year ended November 30, 1997 from $17.4 million in the fiscal year ended November 30, 1996. This increase was primarily due to increased net sales partially offset by more favorable economies of scale, primarily in the manufacturing of the Company's proprietary consumables. Cost of goods sold as a percentage of net sales decreased to 58.6% in fiscal 1997 from 61.8% in fiscal 1996.

    GROSS PROFIT. As a result of the above factors, gross profit increased by $3.1 million or 28.7% to $13.8 million in the fiscal year ended November 30, 1997 from $10.8 million in the fiscal year ended November 30, 1996. This increase was also attributable to increased sales of higher speed laser printers, which tend to have more favorable margins. Gross profit as a percentage of net sales increased to 41.4% in fiscal 1997 from 38.2% in fiscal 1996.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.4 million or 26.5% to $6.6 million in the fiscal year ended November 30, 1997 from $5.2 million in the fiscal year ended November 30, 1996. Of this increase, approximately $628,000 was due to additional compensation for sales, marketing and management personnel and increased sales commissions. This increase was also due to new product introductions resulting from higher net sales, expenses associated with the renovation of the Company's California and West Virginia facilities and an increase in rental expense at its West Virginia facility. Selling, general and administrative expenses as a percentage of net sales increased to 19.9% in fiscal 1997 from 18.6% in fiscal 1996.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $480,000 or 23.5% to $2.5 million in the fiscal year ended November 30, 1997 from $2.0 million in the fiscal year ended November 30, 1996. Of this increase, approximately $205,000 was due to the addition of research and development personnel. In addition, the Company engaged in significant development activities relating to its higher speed laser printers and provided certain specialized impact printer services to one of its customers. Research and development expenses as a percentage of net sales increased to 7.5% in fiscal 1997 from 7.2% in fiscal 1996.


    OPERATING INCOME. As a result of the above factors, operating income increased by $1.2 million or 35.0% to $4.7 million in the fiscal year ended November 30, 1997 from $3.5 million in the fiscal year ended November 30, 1996. Operating income as a percentage of net sales increased to 14.0% in fiscal 1997 from 12.4% in fiscal 1996.

    INTEREST EXPENSE. Interest expense decreased by $99,000 to $262,000 in the fiscal year ended November 30, 1997 from $361,000 in the fiscal year ended November 30, 1996. This decrease was due to reduced borrowings under the Company's line of credit and a lower negotiated interest rate.

    STATE INCOME TAXES. State income taxes decreased by $15,000 to $35,000 in the fiscal year ended November 30, 1997 from $50,000 in the fiscal year ended November 30, 1996.

FISCAL YEAR ENDED NOVEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30,
  1995

    NET SALES. Net sales increased by $6.7 million or 31.1% to $28.2 million in the fiscal year ended November 30, 1996 from $21.5 million in the fiscal year ended November 30, 1995. This increase was due primarily to increased sales of the Company's proprietary consumables and to a lesser extent to an increase in its laser printer and impact printer sales, primarily the Company's higher speed laser printers. This increase was offset slightly by a decrease in service revenue. Net sales were not significantly affected by price changes.

    COST OF GOODS SOLD. Cost of goods sold increased by $3.8 million or 28.4% to $17.4 million in the fiscal year ended November 30, 1996 from $13.6 million in the fiscal year ended November 30, 1995. This increase was primarily due to increased net sales partially offset by more favorable economies of scale, primarily in the manufacturing of the Company's proprietary consumables. Cost of goods sold as a percentage of net sales decreased to 61.8% in fiscal 1996 from 63.1% in fiscal 1995.

    GROSS PROFIT. As a result of the above factors, gross profit increased by $2.8 million or 35.8% to $10.8 million in the fiscal year ended November 30, 1996 from $7.9 million in the fiscal year ended November 30, 1995. This increase was also attributable to increased sales of higher speed laser printers, which tend to have more favorable margins. Gross profit as a percentage of net sales increased to 38.2% in fiscal 1996 from 36.9% in fiscal 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by $360,000 or 6.4% to $5.2 million in the fiscal year ended November 30, 1996 from $5.6 million in the fiscal year ended November 30, 1995. This decrease was primarily due to a reduction in legal fees in fiscal 1996 as a result of settling a lawsuit in late fiscal 1995 and the outsourcing of marketing and advertising services. These decreases were partially offset by increased selling activity and an increase in compensation expense, the result of hiring additional personnel. Selling, general and administrative expenses as a percentage of net sales decreased to 18.6% in fiscal 1996 from 26.1% in fiscal 1995.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $293,000 or 16.8% to $2.0 million in the fiscal year ended November 30, 1996 from $1.7 million in the fiscal year ended November 30, 1995. This increase was due to the hiring of additional research and development personnel, the increased research and development activity relating to the Company's proprietary consumables, and increased research and development activities relating to upgrading its impact printing line. Research and development expenses as a percentage of net sales decreased to 7.2% in fiscal 1996 from 8.1% in fiscal 1995.

    OPERATING INCOME. As a result of the above factors, operating income increased by $2.9 million or 504.9% to $3.5 million in the fiscal year ended November 30, 1996 from $575,000 in the fiscal year ended November 30, 1995. Operating income as a percentage of net sales increased to 12.4% in fiscal 1996 from 2.7% in fiscal 1995.

    INTEREST EXPENSE. Interest expense increased by $19,000 to $361,000 in the fiscal year ended November 30, 1996 from $342,000 in the fiscal year ended November 30, 1995. This increase was due to increased borrowings under the Company's line of credit.

    STATE INCOME TAXES. State income taxes increased by $130,000 to $50,000 in the fiscal year ended November 30, 1996 from an $80,000 credit in the fiscal year ended November 30, 1995.

BACKLOG

    The Company sells its products on a purchase order basis rather than through long-term contracts. Because the Company typically ships product within 30 days of order and customers may cancel or reschedule deliveries, the Company does not consider backlog to be a reliable indicator of future financial results.

COMPLIANCE WITH YEAR 2000


    Many computer systems and applications currently use two-digit date fields to designate a year. As a result, on or near the turn of the century, date-sensitive computing systems will recognize the year 2000 as 1900, or not at all, which may cause systems to process financial and operational information incorrectly. The Company has completed its assessment of the Year 2000 compliance of existing software products offered or used by the Company and believes that no corrective action will be required. Consequently, the Company does not anticipate incurring significant additional costs to achieve Year 2000 compliance, although no assurance can be given that the Company's assessment has identified all potential Year 2000 issues. In addition, it is currently unknown whether the Company's vendors, distributors, OEMs or other third parties with which the Company conducts business will successfully achieve Year 2000 compliance with respect to their own computer software and products. The failure of the Company or its vendors, distributors, OEMs or other third parties with which the Company conducts business to successfully achieve Year 2000 compliance could have a material adverse effect on the Company.


QUARTERLY RESULTS OF OPERATIONS


    The following tables set forth the Company's unaudited consolidated quarterly results of operations for each of the quarters in the fiscal years ended November 30, 1996 and 1997 and the six months ended May 31, 1998. This quarterly information is unaudited, but has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented when read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results of any future period.

                                                                THREE MONTHS ENDED
                      ------------------------------------------------------------------------------------------------------
                                             1996                                                1997
                      --------------------------------------------------  --------------------------------------------------
                        FEB. 28      MAY 31       AUG. 31      NOV. 30      FEB. 28      MAY 31       AUG. 31      NOV. 30
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                  (IN THOUSANDS)
Net sales...........   $   6,369    $   6,272    $   7,421    $   8,099    $   8,826    $   8,286    $   7,479    $   8,843
Cost of goods
  sold..............       3,858        3,677        4,809        5,064        5,290        4,933        4,249        5,125
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit........       2,511        2,595        2,612        3,035        3,536        3,353        3,230        3,718
Selling, general and
  administrative
  expenses..........       1,281        1,313        1,287        1,353        1,527        1,776        1,645        1,674
Research and
  development
  expenses..........         455          532          533          521          582          663          588          688
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income....         775          750          792        1,161        1,427          914          997        1,356
Interest expense....         105           90           84           82           58           70           59           75
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before state
  income taxes......         670          660          708        1,079        1,369          844          938        1,281
State income
  taxes.............          11           11           11           17           11            7            7           10
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income..........   $     659    $     649    $     697    $   1,062    $   1,358    $     837    $     931    $   1,271
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                1998
                      ------------------------
                        FEB. 28      MAY 31
                      -----------  -----------

Net sales...........   $   8,928    $   9,394
Cost of goods
  sold..............       5,358        5,398
                      -----------  -----------
Gross profit........       3,570        3,996
Selling, general and
  administrative
  expenses..........       1,578        1,846
Research and
  development
  expenses..........         630          598
                      -----------  -----------
Operating income....       1,362        1,552
Interest expense....          39           30
                      -----------  -----------
Income before state
  income taxes......       1,323        1,522
State income
  taxes.............          20           23
                      -----------  -----------
Net income..........   $   1,303    $   1,499
                      -----------  -----------
                      -----------  -----------


                                                           AS A PERCENTAGE OF NET SALES
                      ------------------------------------------------------------------------------------------------------
                                             1996                                                1997
                      --------------------------------------------------  --------------------------------------------------
                        FEB. 28      MAY 31       AUG. 31      NOV. 30      FEB. 28      MAY 31       AUG. 31      NOV. 30
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net sales...........       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of goods
  sold..............        60.6         58.6         64.8         62.5         59.9         59.5         56.8         58.0
                           -----        -----        -----        -----        -----        -----        -----        -----
Gross profit........        39.4         41.4         35.2         37.5         40.1         40.5         43.2         42.0
Selling, general and
  administrative
  expenses..........        20.1         20.9         17.3         16.7         17.3         21.4         22.0         18.9
Research and
  development
  expenses..........         7.1          8.5          7.2          6.4          6.6          8.0          7.9          7.8
                           -----        -----        -----        -----        -----        -----        -----        -----
Operating income....        12.2         12.0         10.7         14.4         16.2         11.1         13.3         15.3
Interest expense....         1.7          1.4          1.1          1.0          0.7          0.8          0.8          0.8
                           -----        -----        -----        -----        -----        -----        -----        -----
Income before state
  income taxes......        10.5         10.6          9.6         13.4         15.5         10.3         12.5         14.5
State income
  taxes.............         0.2          0.2          0.2          0.2          0.1          0.1          0.1          0.1
                           -----        -----        -----        -----        -----        -----        -----        -----
Net income..........        10.3%        10.4%         9.4%        13.2%        15.4%        10.2%        12.4%        14.4%
                           -----        -----        -----        -----        -----        -----        -----        -----
                           -----        -----        -----        -----        -----        -----        -----        -----


                                1998
                      ------------------------
                        FEB. 28      MAY 31
                      -----------  -----------
Net sales...........       100.0%       100.0%
Cost of goods
  sold..............        60.0         57.5
                           -----        -----
Gross profit........        40.0         42.5
Selling, general and
  administrative
  expenses..........        17.7         19.6
Research and
  development
  expenses..........         7.1          6.4
                           -----        -----
Operating income....        15.2         16.5
Interest expense....         0.4          0.3
                           -----        -----
Income before state
  income taxes......        14.8         16.2
State income
  taxes.............         0.2          0.2
                           -----        -----
Net income..........        14.6%        16.0%
                           -----        -----
                           -----        -----


LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary source of liquidity has been through cash generated from operations and borrowings under its revolving credit facility.


    Cash flows from operating activities were $1,708,000 in the six months ended May 31, 1998 compared to $2,420,000 in the six months ended May 31, 1997 and $5,572,000 in the fiscal year ended November 30, 1997. The cash flows from operating activities in the six months ended May 31, 1998 were comparatively lower than in fiscal 1997 due primarily to increases in accounts receivable and inventories and a decrease in accrued expenses, partially offset by an increase in accounts payable. The receivable increase resulted primarily from one new customer and higher sales in April and May 1998. The new customer is a foreign government and the payment processing was expected to have a longer payment period. The increase in inventories and accounts payable resulted primarily from increased inventory levels to meet future sales.



    Cash flows used in investing activities were $279,000 in the six months ended May 31, 1998 compared to $392,000 in the six months ended May 31, 1997 and $758,000 in the fiscal year ended November 30, 1997. Fiscal 1998 included less than historical levels of property and equipment purchases. For the balance of the fiscal year ending November 30, 1998, the Company plans to spend approximately $1.0 million on additional purchases of equipment.



    Cash flows used in financing activities were $1,489,000 in the six months ended May 31, 1998 compared to $2,070,000 in the six months ended May 31, 1997 and $4,756,000 in the fiscal year ended November 30, 1997. Fiscal 1997 included approximately $2.6 million of S Corporation distributions and net debt reductions of approximately $2 million. For the balance of the fiscal year ending November 30, 1998, the Company plans to make additional S Corporation distributions of approximately $1.2 million and pay approximately $1.3 million of debt from the proceeds of the Offering. See "S Corporation Distributions" and "Use of Proceeds."



    The Company's term loan had an outstanding balance of approximately $686,000 as of May 31, 1998 and currently bears interest at the rate of 8.50%. The Company's revolving line of credit had an outstanding balance of approximately $615,000 as of May 31, 1998 and currently bears interest at a rate of 9.00%. The term loan and line of credit mature on May 2, 2000 and June 30, 1998, respectively. Under the line of credit, the Company is permitted to borrow between 80% and 85% of eligible accounts receivable and between 25% and 50% of eligible inventories (up to a maximum of $700,000 for eligible inventories). As of May 31, 1998, the amount available under the line of credit was approximately $3.7 million. See "Use of Proceeds."


    The Company believes that cash generated by operating activities, the net proceeds from the Offering and funds available under its credit facility will be sufficient to finance its operating activities for at least the next 12 months. To the extent that the funds generated from these sources are insufficient to finance the Company's operating activities, the Company would need to raise additional funds through public or private financing. No assurance can be given that additional financing will be available on terms favorable to the Company, or at all.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130 REPORTING COMPREHENSIVE INCOME, and SFAS No. 131 DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

                                    BUSINESS

    The Company provides on-demand distributive printing solutions, primarily to Fortune 1000 and other large and mid-sized domestic and international businesses. Troy's current product offering consists of high-quality laser printers, impact printers, related consumables, including toners and ribbons, and services. The Company's products provide proprietary solutions that enable businesses to distribute and print magnetic ink character recognition encoded financial documents such as checks, money orders, payment coupons and deposit and withdrawal slips.

INDUSTRY OVERVIEW

    ON-DEMAND DISTRIBUTIVE PRINTING


    Traditional document printing used a "print-and-distribute" approach. Pursuant to this approach, pre-printed or blank forms were printed and stored for later use, or completed documents were printed, copied and distributed. According to data provided by INTERQUEST, 15% to 20% of all pre-printed forms are never used because of obsolescence. In addition, shipping and storage costs are rising and there is a trend away from mass marketing to one-to-one marketing. Because of these and other issues, this print-and-distribute approach is generally proving to be too inefficient to meet today's business demands for convenient, flexible, cost-effective and secure printing solutions.


    The benefits of database sharing, team workgroups and improved customer service drove the advent and growth of client server computing, cross platform computing, networks, workgroups and intranets. These technological advances enabled businesses to cost effectively place computing equipment throughout an enterprise. At the same time, significant improvements in the cost, quality, speed and finishing options of laser and other non-impact printing technologies occurred. The merging of these technological developments created a new opportunity termed on-demand distributive printing.


    On-demand distributive printing gives an enterprise the ability to electronically distribute and print documents on a cost-effective basis at locations where the documents are required, when they are needed and in the actual quantities needed. The movement to on-demand distributive printing has revolutionized the entire printing industry. As a result, there has been a significant transition away from the use of commercial printers to corporate in-house printing. On-demand distributive printing represents a market segment within the on-demand digital printing market. In a 1997 report, INTERQUEST projected that the market for on-demand digital printing would grow at a rate of 19% to 21% per year from 1995 to 2000. CAP VENTURES, a leading research and consulting organization for the printing industry, projected that this market would grow from approximately $2.6 billion in 1995 to approximately $8.6 billion in 2000. Management believes that the market for on-demand distributive printing will continue to grow at rates consistent with the growth of the on-demand digital printing market, however, there can be no assurance that the growth rate of the on-demand distributive printing market will be equal to or in excess of the growth rate of the on-demand digital printing market.


    While the growth of the Internet, intranets and other electronic media are changing the way information and documents are distributed internally and externally, industry studies do not predict a decline in the annual quantity of financial documents until at least the year 2010 due to the continued expansion of the volume and the continued preference for paper checks and other financial documents. In addition, the Company believes that the electronic transmission of financial documents will not become widespread until industry standards are adopted and businesses possess the necessary hardware and software to conduct electronic transactions.

    FINANCIAL DOCUMENT PRINTING

    One of the most important applications of on-demand distributive printing involves the printing of financial documents. Financial documents are increasingly being perceived as standard business forms in the same manner as purchase orders and invoices. Accordingly, businesses are increasingly insisting on convenient, flexible, cost-effective and secure printing solutions for all business documents.

    Unlike purchase orders and invoices, the printing of financial documents presents a number of unique challenges. Perhaps the most significant challenge is the printing of MICR lines, the unique characters on the bottom of a check. The MICR line is printed with magnetic ink or toner that, when magnetized, emits a magnetic signal that identifies each unique character. Financial documents are processed on special MICR reader/sorter machines. The reader/sorter machines first magnetize the MICR line and then read the magnetic signals. Each character, if printed correctly and with the appropriate amount of magnetics (ferrous oxide) in the ink or toner, will give off a magnetic signal unique and identifiable to that character. The magnetic signal is developed from two key elements (i) the character's shape--the horizontal and vertical attributes and
(ii) the magnetic content--the amount and distribution of magnetic material in the ink or toner from which the character is formed. If the shape and/or magnetics of the characters do not meet specified standards, the reader/sorter machine will reject the document, which will then require costly manual handling.

    Financial documents have historically been printed with offset or lithographic printing processes and impact ribbon printing techniques. These printing technologies provide an estimated 1000 x 1000 dots per inch ("DPI") print quality resolution. Because of the cost of such printers, only large companies, primarily commercial printers, use these types of printers to print high volumes of financial documents, generally for third parties. These costs traditionally prohibited small to mid-sized companies from printing financial documents in-house.

    Today, laser printing provides an enormous amount of flexibility without a serious degradation in print quality. Laser printing involves an imaging technique, similar to photocopying, that lays down tiny particles of a black powder (toner) onto the paper in the form of characters (or graphics) that are then fused to the paper, typically with a heat and pressure process. Today's popular laser printers now reach image resolutions of 1200 x 1200 DPI and provide high quality visual images.

    Because of the unique requirements of the MICR line, laser printing techniques have traditionally been difficult to implement for financial documents. The laser imaging, developing and fusing processes affect not only the shape of the printed MICR line but also the magnetic properties of the toner and the magnetic signal. The quality of the paper also affects the print quality of the MICR line and the laser process can treat the paper harshly. Even subtle changes to the printer, paper, toner and operation can produce unacceptable MICR. This, in turn, creates rejects which result in additional processing costs.

    Security is another significant challenge of any enterprises' printing of financial documents, which essentially involves printing "money" in a check form. Security must be implemented in some form to reduce the potential for fraud and illicit use of the equipment. Some or all of the following security features are necessary when printing financial documents: hardware security (e.g., key locks, passwords and restricted environments), software security (e.g., multi-level passwords, restricted access, log and audit reports) and document traceability (e.g., identifiable print locations).

    THE TROY SOLUTION

    Troy currently offers on-demand distributive printing solutions that enable businesses to distribute and print MICR-encoded financial documents. Over the past 27 years, Troy and its predecessor companies have developed an expertise in MICR printing systems and consumables and were the first to develop a desktop, laser financial document printer. The Company's printing systems incorporate proprietary firmware and software and its consumable products incorporate proprietary chemical formulations that together enable its customers to print financial documents in the on-demand distributive printing environment, thereby offering: (i) convenience and flexibility through the ability to print financial documents where they are required, when they are needed and in the actual quantities needed; (ii) cost savings through the elimination of the requirement to purchase and maintain inventories of pre-printed forms; and (iii) enhanced software, hardware and document security.

BUSINESS STRATEGY

    The Company's objective is to become the leading provider of on-demand distributive printing and imaging solutions throughout the world. In order to achieve this objective, the Company will continue to implement the following strategies:

    EXPAND SOLUTIONS FOR HEWLETT-PACKARD BASED PRODUCTS. The Company intends to continue to develop and expand its strategic relationship with Hewlett-Packard. The Company believes that this relationship provides it with the opportunity to expand its market share of MICR-enabled laser printers and consumables and maintain and enhance its technological position and expertise. In addition, the Company intends to expand its product offerings in conjunction with the introduction of new Hewlett-Packard printers, as well as provide additional services to Hewlett-Packard and its customers.

    EXPAND EXISTING AND SEEK NEW OEM RELATIONSHIPS. The Company intends to aggressively expand existing OEM relationships and seek new relationships. The Company intends to expand its relationship with IBM and other existing OEMs by expanding its offering of consumables to the OEMs. In addition, the Company intends to develop new OEM and private label arrangements for the distribution of its proprietary consumables. The Company believes that this strategy provides it with the opportunity to expand its market share of consumables and maintain and enhance its technological position and expertise.

    LEVERAGE STRATEGIC ALLIANCES. Troy currently partners with various hardware, software and firmware companies as well as consulting firms that offer solutions which assist the Company in meeting its customers' on-demand distributive printing needs. The Company intends to continue to aggressively pursue new strategic alliances, which the Company believes will enable it to enter new markets, expand its channels of distribution and enhance its product and service offerings.

    MAINTAIN TECHNOLOGICAL LEADERSHIP POSITION. Since entering the financial document printing market in 1971, the Company has achieved a technological leadership position in MICR laser printing technology and MICR proprietary consumable formulation. The Company has done so by investing heavily in research and development, developing higher quality products and focusing on satisfying the needs of both its OEM customers and end users. The Company intends to continue to invest heavily in research and development to enhance its MICR laser printers and propriety consumables.

    EXPAND DISTRIBUTION CHANNELS. The Company intends to further expand its distribution channels to increase its focus on selling to smaller businesses, such as local and regional banks and insurance companies, payroll services companies, credit unions and temporary employment agencies. The Company believes that an increasing number of such smaller businesses will bring their financial document printing needs in-house as they are made aware of the benefits of on-demand distributive printing.

    COMPLEMENT INTERNAL GROWTH THROUGH ACQUISITIONS. Troy intends to acquire products, technologies and businesses in related areas such as forms management, forms finishing, networking, the Internet, financial software and service fields. Possible acquisitions candidates may include businesses that the Company is either currently working with or aware of that address segments of the on-demand distributive printing market. The Company believes that this acquisition strategy will provide it with an opportunity to become a leading provider of on-demand distributive printing and imaging solutions. In addition, potential acquisition candidates may enable the Company to provide enhanced and new solutions for its current and prospective customer base, exposure to new markets and customers and increased opportunities for strategic alliances in the on-demand distributive printing and imaging market.

    The following diagram depicts segments of the on-demand distributive printing and imaging market:

    [Circle diagram with the center circle stating "TROY On-Demand Distributive Printing & Imaging Solution." The next circle depicts "software," "hardware" and "consumables and services." The last circle includes the following business segments:]


              SOFTWARE                              HARDWARE                      CONSUMABLES AND SERVICES
------------------------------------  ------------------------------------  ------------------------------------
CHECK WRITING SOFTWARE                PRINTERS                              TONERS, RIBBONS & PARTS
Connectivity                          Print Servers                          Papers
Data Conversion                       Kiosks                                 Financial Transaction
Internet                              Forms Finishing                         Management & Services
Networking                            Forms Handling                         Film
Forms Design                          Imaging Services                       Hardware Maintenance
System Integration
Forms Management
Payment Systems


    The Company's ability to successfully implement the foregoing strategies is dependent upon the vision and ability of its management team. The Company has assembled a management team which combines expertise and experience in the areas of strategic planning, sales and marketing, operations, finance, acquisitions and numerous engineering specialties such as electrical, chemical, mechanical and software.

PRODUCTS AND SERVICES

    The Company's current product offering consists of laser printers, impact printers, related consumables, including toner and ribbons, and services.

    LASER PRINTERS

    Through an exclusive OEM relationship with Hewlett-Packard, Troy purchases Hewlett-Packard laser printers and modifies and enhances the printers. Troy then repackages and relabels the printers and sells them as MICR-enabled financial document printers under the Troy name.

    All of the Company's laser printers offer the following key features:

    - ability to print financial documents from blank paper meeting certain minimum quality standards;

    - ability to print checks and money orders from multiple accounts directly from the keyboard without any loading and unloading of pre-printed stock;

    - automatic detection by the Company's proprietary sensors of low MICR toner;

    - automatic toner density adjustments and automatic shut-down on low-toner events;

    - automatic jam recovery processing designed to prevent duplicate check printing;

    - ability to print customized images on financial documents, such as logos and signatures;

    - MICR toner detection functions; and

    - ability to print checks complete with MICR line, signatures, logos and check overlay, all in one pass.

    The Company offers the following laser printers with the following key features:

PRODUCT         DESCRIPTION                KEY FEATURES
TROY 512 Plus   A 12 page-per minute       - Produces up to 2,800 checks per hour
                laser printer for          - Prints four different checks on a single page
                corporate environments,    and from separate accounts
                based on the HP LaserJet   - Prints different-sized checks from three
                5                          separate 850 sheet paper trays
                                           - Contains an audit function that uses an
                                           electronic circuit board to capture and store
                                             data for future report generation (optional)
TROY 524        A 24 page-per minute       - Produces up to 5,700 checks per hour
                laser printer for medium   - Prints different-sized checks from three
                and large office           separate 1,000 sheet paper trays
                environments, based on     - Prints up to four different checks on a single
                the HP LaserJet 5Si          page
                                           - Sorts checks into any one of eight different
                                           mail slots (optional)
                                           - Contains an audit function that uses an
                                           electronic circuit board to capture and store
                                             data for future report generation (optional)
TROY 540        A 40 page-per minute       - Produces up to 9,600 checks per hour
                laser printer for high     - Prints different-sized checks from three
                volume office              separate 500 sheet paper trays
                environments, especially
                data centers, based on
                the HP D640
TROY 608        An eight page-per minute   - Produces up to 1,920 checks per hour
                laser printer for small    - Prints different-sized checks from two separate
                office environments and      trays
                corporate departments,     - Contains an instant-on fuser that virtually
                particularly where         eliminates warm-up waiting time, allowing the
                employees in workgroups      first page to print in less than 20 seconds
                of two-to-five persons
                share higher-volume
                network printers with
                other departments and
                personnel, based on the
                HP LaserJet 6P
TROY 617        A 17 page-per-minute,      - Produces up to 4,080 checks per hour
                medium-volume, midrange,   - Prints different-sized checks from multiple
                laser printer for          paper trays
                workgroup environments,
                based on the HP LaserJet
                4000

    IMPACT PRINTERS

    The Company offers two lines of impact printing systems. The first line is a stand alone printer that contains two separate print drums, one with alphanumeric characters and one with MICR characters. Through its dual drums, this printer has the capability to print both standard and MICR documents. This printer is sold under the Company's name, primarily in international markets.

    The second line is an impact printing module that is incorporated into a print line consisting of IBM, Xerox or other high speed laser printers. This system permits organizations to print high volumes of MICR-encoded documents in-house while maintaining the flexibility to print non-MICR documents. As part of this printing line, Troy's impact printing module, through its proprietary software and sensors, is either enabled or disabled depending on the particular print job. This enabling/disabling permits efficient use of MICR ribbons, which are significantly more expensive than standard ribbons.

    The Company's impact printers provide the following unique benefits:

    - ability to embed the MICR characters onto the paper so that the characters are actually removed from the printer's ribbon and placed on the paper, a technique called "full or total character transfer;"

    - fixed impact fonts that are etched into the print drum, providing font character consistency;

    - ability to place MICR characters only where MICR information is required;

    - fixed consistency of the magnetic properties within the MICR line through total character transfer;

    - continuous form output compared to cut sheet paper offered by most of the Company's competitors; and

    - ability to print at high speeds of up to 310 pages per minute.

    RELATED CONSUMABLES

    Both the Company's laser and impact printing solutions require ongoing consumables, sales of which represent the largest portion of the Company's revenue. The Company's impact systems require MICR ribbons for operation, while its laser systems require toner cartridges. The Company is the only authorized MICR toner manufacturer for Hewlett-Packard LaserJet printers and is the only authorized MICR toner manufacturer for the IBM 3900 and InfoPrint 4000 family of high speed laser printers. See "--Sales and Marketing."

    In addition to the Company's MICR toner and ribbons, which support the Company's hardware, the Company also offers other ribbons, toners and accessories for use by other printing devices, including:

    - fluorescent and indelible ribbons;

    - post-encoding equipment (used to add the amount information to checks prior to processing);

    - jumbo rolls (large rolls of MICR ribbon, typically 42" wide, manufactured to precise specifications);

    - MICR toner (designed to match the specifications of the particular printer engine);

    - standard toner (for selected manufacturers of printers and fax machines);

    - paper trays;

    - paper handling accessories;

    - memory upgrades;

    - networking and custom options; and

    - check security paper.

    SERVICES

    Troy offers technical support, maintenance and on-site services, portions of which are provided by third parties. Troy provides its technical support through an 800 line from 7:00 am to 5:00 pm (pst) and through its web-site (http://info@troymicr.com). The Company also provides on-site service for its new printers as well as upgrades and offers on-site service through yearly maintenance contracts or on a time and material basis after the expiration of the applicable warranty period.

    In addition to the Company's technical support, maintenance and on-site services, for over five years, the Company has maintained a research group dedicated to providing solutions for MICR document processing problems, the MICR Technology Center ("MTC"). Members of the MTC testing facility have the ability to examine all aspects of the MICR printing process to pinpoint where improvements can be made and to ensure the highest quality MICR line. An analysis of the printing process entails examining four critical factors--MICR font, toner, paper and printer. The MTC offers testing services for all these factors, including:

    - consulting services;

    - customized testing and evaluation;

    - document testing services;

    - state-of-the-art paper test lab;

    - ANSI specification evaluation;

    - fraud prevention;

    - quality control programs;

    - signal level testing;

    - document imaging;

    - comprehensive document design analysis; and

    - forms design and construction.

SALES AND MARKETING

    The Company markets its products to Fortune 1000 companies through its direct sales force of ten persons (eight domestically and two internationally), while it markets its products to large-to-mid sized businesses through its network of over 80 dealers and value-added resellers. The Company markets its products in 55 countries, primarily through a distributor network. The Company promotes its products through trade shows and direct marketing materials as well as referrals from its business partners, including Hewlett-Packard and IBM.

STRATEGIC RELATIONSHIPS


    For over five years, the Company has maintained a strategic relationship with Hewlett-Packard whereby the Company purchases Hewlett-Packard laser printers and modifies and enhances the printers. Troy then repackages and relabels the printers and sells them as MICR-enabled financial document printers under the Troy name. Management believes that its current relationship with Hewlett-Packard gives it a competitive advantage in marketing its products primarily because of Hewlett-Packard's reputation as the leading provider of laser printing solutions to companies throughout the world.



    Since April 1, 1996, the Troy/Hewlett-Packard strategic alliance has been governed by the HP Agreement, which (i) appoints the Company as an authorized, exclusive reseller in the United States and 35 other countries for Hewlett-Packard, MICR LaserJet printers; (ii) designates the Company as the exclusive reseller in the United States of Hewlett-Packard MICR toner and a custom, single inline memory module; and (iii) permits the Company to sell other products designated by Hewlett-Packard on a non-exclusive basis, such as paper trays. The HP Agreement expires on March 31, 1999, and has certain shipment milestones in order for the Company to maintain exclusive rights to resell Hewlett-Packard

MICR LaserJet printers. If the milestones are not met by the dates specified, the HP Agreement will remain in effect but the exclusivity granted to the Company to resell MICR LaserJet printers may be removed at the discretion of Hewlett-Packard. Either party may terminate the HP Agreement: (i) after the expiration date upon 180 days written notice; (ii) by either party in the event of certain events of bankruptcy or insolvency by the other party; and (iii) by either party upon 30 days written notice in the event of a material breach of any obligations under the HP Agreement by the other party that is not cured.


    Pursuant to the agreement between the Company and IBM, dated February 6, 1998 (the "IBM Agreement"), IBM has agreed to purchase from the Company all of its requirements of MICR toner for the IBM 3900 and InfoPrint 4000 family of high speed laser printers, and the Company has agreed not to sell such IBM toner to any other parties. IBM is not obligated to purchase any minimum amount of such toner. The IBM Agreement expires on February 5, 2001, but may be extended for an additional year upon mutual written consent. Either party may terminate the IBM Agreement (i) upon certain events of insolvency or bankruptcy or (ii) upon a material breach that has not been cured within 30 days.

MANUFACTURING CAPABILITIES

    FACILITIES

    The Company's existing headquarters is located in Santa Ana, California and consists of approximately 37,000 square feet. This facility accommodates manufacturing of the Company's impact printers, research and development, sales, finance, administration and operations, customer support and marketing. The Company leases this facility pursuant to a lease expiring on April 30, 2001. This lease provides for rent of $13,794 per month. The Company also has a facility, primarily for manufacturing its laser printers and proprietary consumables, located in Wheeling, West Virginia that consists of approximately 77,000 square feet. The Company leases this facility from an affiliate of the Dirk Stockholders pursuant to a lease expiring on September 1, 2000. This lease provides for rent of $21,200 per month. See "Certain Transactions." The Company believes that it has sufficient capacity in its West Virginia and California facilities to accommodate its growth plans for the foreseeable future.

    OPERATIONS

    LASER PRINTERS. Through an exclusive OEM relationship with Hewlett-Packard, Troy purchases Hewlett-Packard laser printers and installs various proprietary hardware, firmware and software components into the printers. After the Company's quality control team tests these printers, the Company repackages and relabels the printers and sells them as MICR-enabled financial document printers under the Troy name.

    IMPACT PRINTERS. The Company manufactures print drums, drum arms and ancillary components for its impact printers and purchases most of the remaining hardware components and subassemblies. The Company also sub-contracts portions of its circuit board assembly. All software and hardware is configured by the Company and tested by the Company's quality control team prior to installation. Each printer is manufactured by highly skilled technicians on a made-to-order system.

    CONSUMABLES. Troy's consumable products are produced in its facility in West Virginia. Troy manufactures its ribbons through a four step process of formulation, coating, drying and packaging. The first step in the manufacturing process is formulation of the ink used to coat the ribbons. The formulations are specifically designed for a family of printers. Certain pigments and resins, including the necessary magnetics for the MICR line, are mixed in a proprietary formulation. Through a coating and drying process, the ink is then applied to a large roll of polyethylene substrate. Once dry, the ribbons are then packaged to customer specifications. These large rolls are either sold as is or are converted into smaller rolls or cartridges for sale.


    Troy manufacturers its toner through a five step batch process consisting of formulation/compounding, pulverizing, classifying, mixing and packaging. Troy begins by formulating the resins, magnetics and pigments and shipping the materials to third parties for compounding. In the compounding process, the resins are melted and then various pigments and magnetics are blended into the resins through a large mixing machine. The materials are then dropped onto two steel rollers that form the material into a thin sheet. Once the sheet has been cooled and hardened, it is ground into small particles a little larger than coffee grounds. This ground-up material is then shipped to Troy for further processing. Troy then combines additives and completes its other proprietary processes. Once mixed, the toner is packaged to customer specifications and sold either in bulk, bottles or cartridges.


    The Company has designed its computer-controlled, modern toner manufacturing operation to provide quality, consistency and flexibility. Batch processing enables the Company to produce multiple high-quality toner formulations during the same production shift. In addition, each product is developed as a unique formulation for a specific family of printers.

RESEARCH AND DEVELOPMENT

    Troy's success is in part dependent on its ability to continue to design and develop on-demand distributive printing solutions that meet customer requirements with respect to functionality, performance, technology and reliability. The Company's principal research and development activities consist of: (i) developing proprietary MICR solutions and new products for Hewlett-Packard laser printers; (ii) developing financial document impact printing systems; (iii) creating specialty toners (e.g., MICR, fluorescent, color); (iv) developing specially formulated toners for select OEMs; and (v) developing connectivity solutions for its printers. The Company seeks customer feedback in the product design process in order to meet changing requirements and is committed to developing functional and integrated printing solutions in a rapid and efficient manner.

    The Company has assembled a highly trained staff of chemical, software, electrical and mechanical engineers. In addition, the Company invests significantly in highly sophisticated research and development equipment. For example, the Company operates pilot toner and ribbon lines which mimic Troy's actual production line, thereby enabling the Company to produce and test its consumable products in order to ensure consistent and high quality products prior to mass production. The Company currently employs 37 persons in its research and development efforts.

CUSTOMERS

    Troy has sold its printing systems and related consumables to more than 9,000 customers, including financial institutions, insurance companies, payroll processing companies, corporations and government agencies. AT&T Corporation, BankAmerica Corporation, Farmer's Insurance Group, Ford Motor Company, Manpower, Inc., State Farm Insurance and Wells Fargo & Company are among the Company's customers, each of whom purchased products during the last 12 months.

COMPETITION

    The market for the Company's products is highly competitive and subject to rapid technological change. The Company currently competes principally on the basis of the quality, flexibility, convenience and security of its printing solutions. The Company believes that it competes favorably with respect to these factors as a result of: (i) the breadth of its products' features; (ii) the Company's knowledge, technical exposure and professionalism developed over time; and (iii) a historical commitment to quality. Although the prices of the Company's products are generally higher than those of its competitors, the Company has been able to maintain these prices as a result of advanced technological features (including security), higher levels of quality and value-added services.


    In the printer market, the Company's primary competitors are ACOM Computer, Inc., Bottomline Technologies, Inc., Check Technology Corporation, Delphax Systems, IBM, Lexmark International, Inc., Oce, Source Technologies, The Standard Register Company and Xerox. Troy also competes with companies who provide a MICR font and toner solution without a printer. The Company believes that its current relationship with Hewlett-Packard gives it a competitive advantage in the MICR printing market primarily because of Hewlett-Packard's reputation as the leading provider of laser printing solutions to companies throughout the world. If the HP Agreement is terminated, the Company would be required to purchase Hewlett-Packard printers through other sources and would lose the benefit of Hewlett-Packard's assistance in marketing Troy's MICR-enabled printers to Hewlett-Packard's customers who may require a MICR printing solution. The Company would also likely experience increased competition should such events occur.


    Troy competes in the toner and ribbon market primarily on the basis of quality and service. Color Image is the Company's most significant competitor with respect to toner products. Troy's significant competitors with respect to ribbons are Nu-Kote International, Commander Imaging Products Inc. and Fuji Copian Corporation. The Company positions itself with a pricing strategy that reflects its quality, reliability, precision of formulation and available customer support. Many small companies also offer remanufactured MICR cartridges which are typically lower priced but less reliable than new MICR cartridges, such as those offered by the Company.

    The Company also has several indirect competitors that offer certain products as an alternative to financial document printing solutions, such as pre-printed checks, check printing services and electronic payment systems, outsourcing for payroll, on-line banking and payment systems for their clients. These companies tend to provide an alternative to internal printing of checks and other financial documents.

PATENTS AND PROPRIETARY RIGHTS

    The Company considers as proprietary certain printing system components, manufacturing processes, information, knowledge, trademarks and tradenames. The Company relies on a combination of patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements with employees and internal confidentiality measures to protect its intellectual property rights and confidential information. The Company seeks patents from time to time on its products and processes. The decision to seek additional patents is based on the Company's analysis of various business considerations such as the cost of obtaining a patent, the likely scope of patent protection and the benefits of patent protection relative to relying on trade secrets and other protection. The Company also relies on know-how and continuing technological innovations to develop and maintain its competitive position.

    As of February 28, 1998, the Company held seven United States patents and one United Kingdom patent. The Company's existing patents primarily cover components of the Company's impact printing systems. The Company has also filed applications for four additional United States patents, which are pending. There can be no assurance that the Company's issued patents will provide meaningful protection of the Company's products and technologies. In addition, patent applications can be denied or significantly reduced before issuance. Moreover, there can be no assurance that third parties will not assert intellectual property infringement claims against the Company or that, if asserted, that the Company would prevail or be able to obtain any necessary licenses.

    The Company also relies on proprietary manufacturing processes and techniques, materials expertise and trade secrets applicable to the manufacture of its products. The Company believes that these proprietary rights may provide it with a competitive advantage as important, if not more important, than patent protection. The Company seeks to maintain the confidentiality of this proprietary information by requiring employees who have access to proprietary information to sign confidentiality agreements and by limiting access by outside parties to such proprietary information. There can be no assurance, however, that these measures will provide the Company with adequate protection of its proprietary information or with adequate remedies in the event of unauthorized use or disclosure. In addition, there can be no assurance that the Company's competitors will not independently develop or otherwise gain access to processes, techniques or trade secrets that are similar or superior to the Company's. Finally, as with patent rights, legal action to enforce trade secret rights can be lengthy and costly, with no guarantee of success.

ENVIRONMENTAL AND REGULATORY MATTERS

    The Company's operations are subject to numerous domestic and international laws and regulations, particularly relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company is also required to have permits from a number of governmental agencies in order to conduct various aspects of its business. Compliance with these laws and regulations is not expected to have a material adverse effect on the capital expenditures, earnings or competitive position of the Company. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse effect on the Company's operations.

EMPLOYEES


    At May 31, 1998, the Company employed approximately 150 persons in the areas of research and development, manufacturing, management and administration. None of the Company's employees are represented by a labor union or covered by a collective bargaining agreement. The Company has a proactive communication policy that includes regular meetings, discussions and question and answer/ feedback sessions. The Company has not experienced any work stoppages and considers its relations with its employees to be good.


LEGAL PROCEEDINGS


    From time to time, the Company is subject to litigation in the ordinary course of its business. In February 1998, a former employee of the Company filed suit in the Circuit Court of Ohio County, West Virginia, alleging, among other things, sexual harassment by another former employee of the Company. The former employee is seeking damages in an unspecified amount, and has requested that the amount of damages be determined by the courts. The Company denies any liability in this matter and intends to vigorously defend this litigation. However, this litigation is in its early stages and the outcome of the litigation is inherently uncertain and an adverse resolution of this litigation could result in a monetary judgment against the Company. The Company is not presently a party to any other material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTOR, DIRECTOR NOMINEES AND OTHER KEY EMPLOYEES


    The executive officers, sole director and director nominees of the Company and their ages as of February 28, 1998 are as follows:



NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Patrick J. Dirk......................................          58   Chairman of the Board, sole Director, President and
                                                                    Chief Executive Officer of the Company and Chairman
                                                                    of the Board and Chief Executive Officer of the
                                                                    Subsidiary
Robert S. Messina....................................          48   Executive Vice President of the Company and President
                                                                    and Chief Operating Officer of the Subsidiary
Brian P. Dirk(1).....................................          34   Vice President and Director Nominee and Vice
                                                                    President International Sales of the Subsidiary
Del L. Conrad........................................          52   Chief Financial Officer, Treasurer and Secretary of
                                                                    the Company
Norman B. Keider(1)(2)...............................          66   Director nominee
John B. Zaepfel(1)(3)................................          61   Director nominee
William P. O'Reilly(1)(2)............................          52   Director nominee
Gene A. Bier(1)(3)...................................          59   Director nominee


------------------------

(1) Will become a director upon completion of the Offering.

(2) Member of the Compensation Committee upon completion of the Offering.

(3) Member of the Audit Committee upon completion of the Offering.

    EXECUTIVE OFFICERS, DIRECTOR AND DIRECTOR NOMINEES


    PATRICK J. DIRK has been the Chairman of the Board, sole director, President and Chief Executive Officer since he co-founded the Company with his wife in May 1982. Mr. Dirk is also the founder, Chairman of the Board and Chief Executive Officer of the Subsidiary. From March 1984 to present, Mr. Dirk has served as a Director of Eltrax Systems, Inc. ("Eltrax"), a provider of managed network services, which he co-founded in March 1984 and served as Chairman of the Board from February 1995 until August 1995. From 1973 until 1982, Mr. Dirk was employed in various capacities by Kroy Inc., a corporation involved in manufacturing automated lettering machines and related products, serving most recently as President and a member of the Board of Directors. Mr. Dirk also serves as a member of the Board of Directors and advisory boards of several private companies.


    ROBERT S. MESSINA has been the Executive Vice President of the Company since April 1998 and the President and Chief Operating Officer of the Subsidiary since December 1996. From December 1995 through December 1996, Mr. Messina served as the Executive Vice President and General Manager of the Subsidiary and from July 1994 through December 1995 as the Vice President Sales and Marketing. From January 1992 through March 1994, he was the General Manager of Omninote, a division of Telautograph Corp., a network communications company.


    BRIAN P. DIRK has been the Vice President of the Company since April 1998 and will become a director of the Company upon completion of the Offering. Mr. Dirk's primary responsibility is to the Company's Subsidiary where he has served as Vice President International Sales since August 1995. Since joining the Company in 1987, Mr. Dirk has held various training and management positions in the Company including Director of Business Development, International Sales Manager, Special Projects Manager, Telesales

Representative and Purchasing Agent. Mr. Brian Dirk is the son of Mr. Patrick Dirk, the Chairman of the Board, President and Chief Executive Officer of the Company.

    DEL L. CONRAD has been the Chief Financial Officer, Treasurer and Secretary of the Company since April 1998 and was the Vice President of Finance and Administration of the Subsidiary from March 1995 to April 1998. From August 1991 to March 1995, he served as a consultant to companies on mergers and acquisitions, bank financing and operations. From June 1981 to July 1991, Mr. Conrad was a partner with McGladrey & Pullen, LLP, a public accounting firm.

    DIRECTOR NOMINEES

    NORMAN B. KEIDER will become a director upon completion of the Offering. Since August 1993, Mr. Keider has been a self employed management consultant. Mr. Keider served as a managing director of A.T. Kearney, an executive search consulting firm from January 1989 to August 1993. From April 1986 to January 1989, he was a partner with Keider-Zupsic Associates, an executive search consulting company. Mr. Keider also served as a partner for Arthur Young & Company, an executive search consulting company from December 1979 to April 1986. From January 1978 to December 1979, he was a self employed consultant for acquisition searches. From December 1972 to January 1978, Mr. Keider was the President and Chief Executive Officer of Atlas Powder Company, a manufacturer of commercial explosives.


    JOHN B. ZAEPFEL will become a director upon completion of the Offering. Since June 1991, Mr. Zaepfel has been a Managing Partner of the Zaepfel Group, a middle market consulting firm, specializing in strategic facilitation and planning. Mr. Zaepfel has served as Chief Executive Officer of several companies and is currently serving as a director for ten companies, including two publicly traded companies, RemedyTemp, Inc. and Pro-Dex, Inc. From January 1985 to May 1989, Mr. Zaepfel was the founder and Chief Executive Officer of CPG International, Inc., a manufacturer and marketer of fine art, graphic art, engineering, drafting and media supplies. From 1974 to 1984, Mr. Zaepfel was President and Chief Executive Officer of Chartpak and Pickett Industries, wholly-owned subsidiaries of Times Mirror. Mr. Zaepfel was General Manager of Chartpak, a division of Avery International from 1990 to 1993.



    WILLIAM P. O'REILLY will become a director upon completion of the Offering. Mr. O'Reilly has been the Chief Executive Officer of Eltrax since January 1997. Mr. O'Reilly has also been the Chairman of the Board of Directors of Eltrax since August 1995 and a director of Eltrax since July 1995. For the past 15 years, Mr. O'Reilly has been a private investor and entrepreneur who has managed several business ventures. In 1989, Mr. O'Reilly formed a group of investors to acquire Military Communications Center, Inc., where he served as Chairman of the Board and Chief Executive Officer from 1989 to 1994. In 1986, Mr. O'Reilly founded Digital Signal, Inc., a provider of fiber optic capacity to long distance carriers in the telecommunications industry, where he served as Chief Executive Officer from 1986 to 1989. In 1980, Mr. O'Reilly founded Lexitel Corporation, a long distance carrier (which was subsequently acquired by ALC Communications, Inc.), where he served as Chairman of the Board and Chief Executive Officer from 1980 to 1984. Mr. O'Reilly is also a director of two public companies, Charter Communications, Inc., a builder and operator of international communication networks which provides voice, video and data services, and World Access, Inc., a value added reseller of telecommunications equipment.



    GENE A. BIER will become a director upon completion of the Offering. Since 1987, Mr. Bier has been the President and Chief Executive Officer of XCORP Business Development, Inc., a consulting and investment company. From July 1986 to February 1996, Mr. Bier was a director of Eltrax and from September 1989 to March 1990, he was Chairman of the Board. From June 1983 to January 1987, Mr. Bier was Chief Executive Officer of U.S. West Communications, formerly Minnesota Northwestern Bell. From September 1978 to June 1983, he was Vice President and from August 1963 to September 1978, he held various positions in the Bell System. Mr. Bier has served on the boards of many local organizations, including the Minnesota Business Partnership, Inc., the Greater Minneapolis Metropolitan Housing

Corporation, the United Way of Minneapolis and the Metropolitan Medical Center. Mr. Bier was Chairman of the Greater Minneapolis Chamber of Commerce, the Governor's Jobs Training Council, the Minnesota State Lottery Board and the Urban Coalition.

    OTHER KEY EMPLOYEES

    THOMAS O. TULOWITZKI has been the Subsidiary's Senior Vice President Engineering since March 1996. From February 1991 to March 1996, Mr. Tulowitzki served as a Manager of Sustaining Engineering for Danka Business Systems PLC ("Danka"), an independent supplier of photocopiers, facsimiles and other related automated office equipment. From September 1989 to January 1991, he was self employed. From August 1964 to August 1989, Mr. Tulowitzki served in various technical and management positions for Xerox Corporation, a manufacturer of office products and supplies.


    LEE C. MARTIN, JR. has been the Subsidiary's Vice President Domestic Sales since December 1996 and held various sales positions with the Subsidiary from September 1993 to December 1996. From August 1990 to August 1993, Mr. Martin served as Director of Sales of Emulex Corporation, a designer and manufacturer of high-performance network connectivity products including fiber channel, printer servers and network access products and from August 1983 to August 1990 served as district sales manager and a regional sales manager.



    MARK D. CHAPMAN has been the Subsidiary's Vice President Marketing since December 1996 and Director of Marketing from August 1994 to December 1996. From March 1994 to August 1994, Mr. Chapman was the Director of Marketing of Omnifax Corp, a division of Danka and a manufacturer of facsimile machines. From November 1992 to March 1994, he served as Manager of Marketing Services of Telautograph Corporation, a manufacturer of specialized communications equipment utilized by hospitals, hotels and Fortune 500 corporations. From August 1983 to November 1992, Mr. Chapman held various sales and marketing positions with Siemens Energy and Automation, a manufacturer of electrical distribution equipment.


    LARRY D. LANDTISER has been the Subsidiary's Vice President Manufacturing since October 1996 and from October 1984 to January 1996. From January 1996 to July 1996, Mr. Landtiser served as Manager of Purchasing for PAC Clay Products, a manufacturer of clay products. From July 1996 to September 1996, he served as the Director of Materials of ICEE Corp., a manufacturer of fountain products.

BOARD OF DIRECTORS COMPENSATION

    Directors of the Company are elected annually and serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Company does not currently pay fees to the members of the Board of Directors.

    Effective upon completion of the Offering, non-employee directors will receive $1,500 for each regular meeting of the Board of Directors, $750 for each special meeting of the Board of Directors and $750 for each meeting of the Audit Committee and Compensation Committee. In addition, directors are reimbursed for travel expenses for attending meetings of the Board and any Board or advisory committees. Upon the completion of the Offering, each non-employee director will be granted a ten-year option to purchase an aggregate of 30,000 shares of Common Stock at the initial public offering price. Each option will vest 10,000 shares 90 days after the Offering and 5,000 shares per year over the next four years.

COMMITTEES

    The Board of Directors has established an Audit Committee and a Compensation Committee which will take effect upon completion of the Offering. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of the Company and reviews the annual financial statements of the Company, the selection and work of the

Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Compensation Committee reviews general programs of compensation and benefits for all employees of the Company and makes recommendations to the Board concerning such matters as compensation to be paid to the Company's officers and directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the commencement of the Offering, the Company had no Compensation Committee but the Board of Directors performed equivalent functions. Of the members of the Board of Directors, Mr. Patrick Dirk served as the Company's Chairman and Chief Executive Officer and set the compensation of the executive officers. Upon completion of the Offering, Messrs. Keider and O'Reilly will become members of the Compensation Committee. Messrs. O'Reilly and Patrick Dirk, the Company's Chairman of the Board, President and Chief Executive Officer, are both members of the Board of Directors of Eltrax Systems, Inc. Mr. Patrick Dirk serves as a member of the Audit Committee for Eltrax Systems, Inc.

EXECUTIVE COMPENSATION

    The following table describes the compensation earned during the fiscal year ended November 30, 1997 by the Chief Executive Officer of the Company and each of the Company's other executive officers whose salary and bonus exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                     ANNUAL COMPENSATION
                                                           ----------------------------------------
                                                                                     OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR       SALARY     BONUS(1)   COMPENSATION(2)   COMPENSATION(3)
----------------------------------------------  ---------  ----------  ----------  ----------------  ----------------
Patrick J. Dirk ..............................       1997  $  200,000  $   85,000     $    9,070        $    7,454
  Chairman of the Board, President and Chief
  Executive Officer
Robert S. Messina ............................       1997     148,096     113,925          5,400             8,289
  Executive Vice President
Brian P. Dirk ................................       1997     113,288      67,597          2,055             5,405
  Vice President
Del L. Conrad ................................       1997     120,077      25,000             --             7,987
  Chief Financial Officer, Treasurer and
  Secretary


------------------------


(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were paid in 1998. Represents performance bonuses of $85,000, $70,000, $15,000 and $25,000 for Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively. Also includes commissions payable in the amounts of $52,597 and $43,925 for Messrs. Brian Dirk and Messina.



(2) Represents $5,775, $5,400 and $2,055 for automobile usage for Messrs. Patrick Dirk, Messina and Brian Dirk and $3,295 for reimbursement of social club membership fees for Mr. Patrick Dirk.


(3) Includes $4,750, $3,611, $3,330 and $3,441 for Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively, for matching contributions under the Company's 401(k) Plan and $2,704, $4,678, $2,075 and $4,546 as the value of insurance premiums paid by the Company on behalf of Messrs. Patrick Dirk, Messina, Brian Dirk and Conrad, respectively, under a medical insurance arrangement.

    No stock options were granted to any Named Executive Officer during the fiscal year ended November 30, 1997. The following table summarizes the value of options held at November 30, 1997 by the Named Executive Officers. There were no option exercises by the Named Executive Officers during fiscal 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                        NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                             UNDERLYING                   IN-THE-
                                       UNEXERCISED OPTIONS AT     MONEY OPTIONS AT FISCAL
                                           FISCAL YEAR END              YEAR END(1)
                                      -------------------------  -------------------------
NAME                                  EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
------------------------------------  ----------  -------------  ----------  -------------
Patrick J. Dirk.....................          --            --           --            --
Robert S. Messina...................          --       244,990           --   $ 1,859,474
Brian P. Dirk.......................          --        81,967           --       618,851
Del L. Conrad.......................          --            --           --            --


------------------------


(1) Value is based on the difference between the fair market value of the shares of Common Stock as of the date hereof (assuming an initial public offering price of $8.00 per share) and the exercise price of the options ranging from $0.41 to $0.45 per share. Options are in-the-money if the market value of the shares exceeds the option exercise price.


EMPLOYMENT AGREEMENTS

    On November 27, 1996, the Company entered into a non-competition agreement with Robert Messina (the "Messina Agreement") providing for Mr. Messina's service as President and Chief Operating Officer of the Subsidiary. As part of the Messina Agreement, Mr. Messina was granted an option to purchase 244,990 shares of Common Stock at an exercise price of $0.41 per share. This option is fully vested and terminates on November 25, 2006. The Messina Agreement contains provisions providing for the maintenance of confidentiality of proprietary information of the Company and a three year non-competition clause in the event of termination of employment. If Mr. Messina's service with the Company is terminated without cause, whether actual or constructive, the Company must pay Mr. Messina (i) $200,000 in the event Mr. Messina is terminated during either fiscal year 1997 or 1998, or (ii) $300,000 in the event Mr. Messina is terminated during either fiscal year 1999 or 2000. Such payment is payable in 36 equal monthly installments.

    The Company generally enters into confidentiality and non-disclosure agreements with its technical personnel. Pursuant to the terms of these agreements, employees agree to confidentiality restrictions and to assign to the Company any reports, blueprints, data, writings and technical information prepared by them during their employment that relate to Troy's business.

STOCK OPTION AND INCENTIVE PLANS

    In April 1998, the Board of Directors and stockholders of the Company adopted the 1998 Stock Incentive Plan (the "1998 Plan"), and reserved a maximum of 1,200,000 shares of Common Stock for issuance under the 1998 Plan, plus any shares (37,341 as of the date of this Prospectus) that are not issued under the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1998 Plan provides for the grant to eligible recipients of: (i) options to purchase Common Stock that qualify as "incentive stock options" ("Incentive Options"), within the meaning of Section 422 of the Internal Revenue Code; (ii) options to purchase Common Stock that do not qualify as Incentive Options ("Non-Qualified Options"); (iii) awards of shares of Common Stock that are subject to certain forfeiture and transferability restrictions that lapse after specified employment periods ("Restricted Stock Awards"); (iv) rights entitling the recipient to receive a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, upon the achievement of established performance or other goals ("Performance Units"); (v) awards of shares of Common Stock ("Stock Bonuses"); and (vi) rights entitling the recipient to receive a payment from the Company, in the form of shares of Common Stock, or a combination of both, equal to the difference between the market value of one or more shares of Common Stock and the exercise price of such shares under the terms of such right ("Stock Appreciation Rights"). Incentive Options and Non-Qualified Options are collectively referred to herein as "Options," and Options, Restricted Stock Awards, Performance Units, Stock Bonuses and Stock Appreciation Rights are collectively referred to herein as

"Awards." The 1998 Plan provides for the granting of Options at an exercise price that is not less than 100% of the fair market value of one share of the Company's Common Stock on the date of grant for Incentive Options, and 85% of the fair market value of one share of the Company's Common Stock on the date of grant for Non-Qualified Options.

    In the event a "change in control" of the Company occurs, then, if approved by the Compensation Committee of the Board of Directors (the "Committee"): (i) all outstanding Options and Stock Appreciation Rights held at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary; (ii) all outstanding Restricted Stock Awards held at least six months will become immediately fully vested; and (iii) all outstanding Performance Units and Stock Bonuses will vest and/or continue to vest in the manner determined by the Committee and reflected in the award agreement. In addition, the Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding Options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the Options.

    For purposes of the 1998 Plan, a "change in control" of the Company will be deemed to have occurred, among other things, upon: (i) the sale or other disposition of substantially all of the assets of the Company; (ii) the approval by the Company's shareholders of a plan or proposal for the liquidation or dissolution of the Company; (iii) a merger or consolidation to which the Company is a party if the Company's shareholders immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities unless such transaction was approved in advance by the directors as of the effective date of the 1998 Plan or by any persons who subsequently become directors and whose election or nomination was approved by a majority vote of the directors comprising the Board as of the effective date of the 1998 Plan (the "Incumbent Directors"), or (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities (regardless of any approval by the Incumbent Directors); (iv) any person becoming, after the effective date of the 1998 Plan, the beneficial owner of (A) 20% or more, but less than 50%, of the combined voting power of the Company's outstanding securities (unless such transaction was approved in advance by the Incumbent Directors), or (B) 50% or more of the combined voting power of the Company's outstanding securities (regardless of any approval by the Incumbent Directors); (v) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act.

    The terms of the 1996 Plan are substantially similar to those of the 1998 Plan, including the pricing of Options, although the 1996 Plan does not provide for the grant of Performance Units, Restricted Stock Awards or Stock Bonuses or the acceleration of any vesting of Options upon a "change in control."


    As of May 31, 1998, the Company had outstanding options to purchase an aggregate of 326,957 shares of Common Stock at a weighted average exercise price of $0.42 per share. These options are exercisable in full at various times through November 25, 2006. Upon consummation of the Offering, the Company intends to grant options to purchase an aggregate of 470,000 shares of Common Stock to certain key employees and directors. Such options will have an exercise price equal to the price per share to the public in the Offering.

                              CERTAIN TRANSACTIONS

    For information concerning the Distributions paid to the Dirk Stockholders and the Tax Agreement, see "S Corporation Distributions."


    Prior to April 1998, Troy Group and the Subsidiary were 100% beneficially owned by the Dirk Stockholders. Effective May 31, 1998, the Dirk Stockholders contributed the stock of the Subsidiary beneficially owned by them to the Company in exchange for an aggregate of 1,124,772 shares of Common Stock of the Company. The percentage ownership of the Dirk Stockholders in the Company did not change as a result of the contribution of the stock of the Subsidiary.



    In November 1993, the Company borrowed, pursuant to a non-negotiable promissory note (the "Dirk Note"), an aggregate of approximately $1.6 million from Patrick J. Dirk and Mary J. Dirk, as trustees of the Dirk Family Trust U/D/T March 6, 1990 (the "Family Trust"), as amended. The proceeds of the Dirk Note were used for working capital purposes. The Dirk Note bore interest at a rate of 7.0% per annum. The Company made payments to the Family Trust for the years ended November 30, 1995, 1996 and 1997 in the amounts of $174,000, $163,000 and $349,000, respectively. As of November 30, 1997 and May 31, 1998, the aggregate amount outstanding under the Dirk Notes was approximately $375,000 and zero, respectively.



    The Company leases a total of 77,000 square feet at its West Virginia facility from Dirk Investments, Inc. ("Dirk Investments"). Dirk Investments is wholly-owned by the Dirk Stockholders. This lease expires on September 1, 2000 and provides for rent, effective as of December 1997, of approximately $21,200 per month. Total rental payments made by the Company for the years ended November 30, 1995, 1996 and 1997 were approximately $144,000, $158,000, and
$168,000, respectively.


    On February 6, 1998, Patrick J. and Mary J. Dirk and the Family Trust guaranteed, to a maximum liability of $800,000, the Company's obligations under its $4.5 million revolving line of credit and its term loan with Union Bank of California. The Company intends to use a portion of the proceeds of the Offering to repay amounts owed under the line of credit and the term note. The guarantees will be released upon completion of the Offering.


    During the fiscal years ended November 30, 1995, 1996 and 1997, the Company made cash distributions of $0, $57,000 and $286,000, respectively, to Dirk Worldwide, Inc., a foreign sales corporation ("Dirk Worldwide"). The distributions were made as part of the Company's tax strategies and consisted of Dirk Worldwide's income for the applicable period. Dirk Worldwide is wholly-owned by individual retirement accounts of the Dirk Stockholders. The Company intends to establish a new wholly-owned foreign sales corporation shortly after the Offering and the relationship with Dirk Worldwide will be terminated. The only payments to be made to Dirk Worldwide will be commissions owing up to the consummation of the Offering.


    All future transactions, including any loans from the Company to its officers, directors, principal shareholders or affiliates, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of the date hereof, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of the shares of the Company's Common Stock by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each director and director nominee; (iii) each Named Executive Officer; and (iv) all directors and executive officers as a group.


                                                                 NUMBER OF SHARES          PERCENT OWNERSHIP(1)
                                                                   BENEFICIALLY     ----------------------------------
NAME OF BENEFICIAL OWNER                                               OWNED         BEFORE OFFERING   AFTER OFFERING
---------------------------------------------------------------  -----------------  -----------------  ---------------
Patrick J. Dirk(2).............................................       5,692,857              75.9%             58.7%
Mary J. Dirk(2)................................................       5,692,857              75.9              58.7
Brian P. Dirk(3)...............................................         503,752               6.6               5.1
Suzanne M. Anderson(4).........................................         421,786               5.6               4.3
Kristine L. Gigerich(4)........................................         421,786               5.6               4.3
Lorrie A. Brown(4).............................................         421,786               5.6               4.3
Robert S. Messina(5)...........................................         244,990               3.2               2.5
Del L. Conrad..................................................              --                --                --
Norman B. Keider...............................................              --                --                --
John B. Zaepfel................................................              --                --                --
William P. O'Reilly............................................              --                --                --
Gene A. Bier...................................................              --                --                --
All directors and executive officers as a group (4
  persons)(6)..................................................       6,441,599              82.3              64.2


------------------------


(1) For the purpose of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding "Before Offering" includes: (i) 7,500,000 shares of Common Stock outstanding as of May 1, 1998; and (ii) shares of Common Stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from the date of this Prospectus ("Presently Exercisable Options"). The number of shares of Common Stock deemed outstanding after the Offering includes an additional 2,200,000 shares offered hereby. Except as otherwise indicated in the footnotes of this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by them. The address of the beneficial owners is 2331 South Pullman Street, Santa Ana, California 92705.



(2) Includes 5,692,857 shares of Common Stock held by Patrick J. and Mary J. Dirk as trustees under the Family Trust. Excludes 120,000 shares of Common Stock held by the trustee of The Dirk 1997 Education Trust (the "Education Trust"), 187,143 shares of Common Stock held by the trustees of the Dirk 1998 Alaska Trust (the "Alaska Trust"), 375,000 shares of Common Stock held by each of Brian P. Dirk and the three other adult children of Patrick J. and Mary J. Dirk and 81,967 shares of Common Stock issuable upon exercise of outstanding stock options held by Brian P. Dirk.



(3) Includes 81,967 shares issuable under Presently Exercisable Options and 46,785 shares of Common Stock held by Mr. Brian Dirk as a trustee under the Alaska Trust.



(4) Includes 46,786 shares of Common Stock held by such person as a trustee under the Alaska Trust.



(5) Includes 244,990 shares issuable under Presently Exercisable Options.



(6) Includes an aggregate of 326,957 shares issuable under Presently Exercisable Options.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.01 par value per share and 5,000,000 shares of preferred stock, undesignated as to series (the "Preferred Stock"). The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified by reference to the Company's Certificate of Incorporation and applicable law.


COMMON STOCK

    As of May 1, 1998, there were 7,500,000 shares of Common Stock issued and outstanding, held of record by six stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of Common Stock are fully paid and nonassessable and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without action by the stockholders, to designate and issue any authorized but unissued shares of Preferred Stock in one or more series and to designate the rights, preferences and privileges of each such series, any or all of which may be greater than the rights of Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such shares. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

OPTIONS

    As of May 1, 1998, the Company had outstanding options to purchase an aggregate of 326,957 shares of Common Stock at a weighted average exercise price of $0.42 per share. These options are exercisable in full at various times through November 25, 2006. All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company. Upon consummation of the Offering, the Company intends to grant options to purchase an aggregate of 470,000 shares of Common Stock to certain key employees. Such options will have an exercise price equal to the price per share to the public in the Offering.

WARRANTS


    Effective as of October 1, 1997, in connection with a consulting agreement (the "Broadland Consulting Agreement") between the Company and Broadland Capital Partners ("Broadland"), the Company issued to Broadland a warrant to purchase up to 300,000 shares of Common Stock at an exercise price of $3.50 per share. The warrant was issued to Broadland for providing the following services: (i) assisting the Company in focusing its business plan and strategy in preparation for a public offering; (ii) identifying and analyzing comparable companies;
(iii) identifying and conducting due diligence of potential investment bankers; (iv) assisting the Company in evaluating and negotiating with potential underwriters; (v) assisting the Company in the public offering process, including participating in drafting sessions, collecting information and preparing road show strategies and materials; (vi) assisting the Company in preparing to become a public company, including advising the Company regarding investment community expectations and introducing the Company to potential market makers and research analysts; (vii) assisting the Company in identifying and negotiating with potential acquisition candidates; and (viii) providing such other services in connection with the Offering as may be requested from time to time. The warrant will vest at the rate of 33 1/3% upon the happening of three separate performance conditions relating to the Company becoming publicly owned, certain acquisition transactions and the Company's market value following the Offering and will expire five years after they vest. In May 1998, in connection with legal services provided to the Company, the Company issued a warrant to purchase up to 50,000 shares of Common Stock at an exercise price of $3.50 per share. The warrant was issued for providing the following services: (i) assisting in drafting offering and other legal documents in connection with an initial public offering; (ii) assisting the Chief Executive Officer in the completion of the underwriters due diligence investigation of the Company; (iii) providing necessary legal opinions required by an underwriting agreement; and
(iv) providing such other services in connection with the Offering as requested by the Chief Executive Officer from time to time.


REGISTRATION RIGHTS


    The holder of a warrant to purchase 300,000 shares of Common Stock or the holder's transferee is entitled to have such shares registered under the Securities Act if registration is required by any governmental authority under any federal or state law in connection with the issuance of shares upon exercise.


ANTI-TAKEOVER PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

    The Company's Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting unless such written consent is unanimous. In addition, stockholders are not entitled to cumulative voting in the election of directors. The authorization of Preferred Stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. The foregoing provisions of the Company's Certificate of Incorporation and the Delaware General Corporation Law may have the effect of deferring hostile takeovers or delaying changes in control of management of the Company.

LIMITATION ON LIABILITY OF DIRECTORS AND INDEMNIFICATION


    The Company's Certificate of Incorporation limits the liability of its directors to the fullest extent permitted under the Delaware General Corporation Law. Specifically, the directors of the Company are not liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) corporate distributions, including dividends, stock distributions and redemptions, which are in contravention of restrictions in Delaware law, the Company's Certificate of Incorporation or Bylaws, or any agreement to which the Company is a party, and (iv) any transaction from which the director derives an improper personal benefit. This provision will generally not limit liability under state or federal securities laws.


    Delaware law and the Company's Certificate of Incorporation provide that the Company shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with the Company against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

    The Company has also entered into indemnification agreements with all of the directors and executive officers of the Company whereby the Company has agreed to indemnify and hold harmless the directors and executive officers from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to the Company to the maximum extent permitted by Delaware law. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, the Company will have 9,700,000 shares of Common Stock outstanding, assuming no exercise of options or warrants after February 28, 1998. Of these shares, the 2,200,000 shares sold in the Offering will be freely tradable without restriction under the Securities Act, except for shares held by "affiliates" of the Company, as defined under the Securities Act. The remaining 7,500,000 shares of Common Stock held by existing stockholders (the "Restricted Shares") were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. The Restricted Shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Holders of all of the Restricted Shares have entered into lock-up agreements under which they have agreed not to offer, sell or otherwise dispose of, or directly or indirectly cause or permit the offer, sale or other disposition of, any Common Stock of the Company owned of record or beneficially and of which such stockholder has the power to control the disposition for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), without the prior written consent of the Representatives. The Representatives may, in their sole discretion at any time without notice, release any portion of the shares subject to the lock-up agreements during the Lock-Up Period. Following expiration of the Lock-Up Period, 1,265,358 of the Restricted Shares will be eligible for sale in the public market without restriction and the balance will be eligible for sale subject to the volume limitations and other conditions of Rule 144 described below. In addition, approximately 90 days after completion of the Offering, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1998 Plan and 1996 Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 100,000 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of the Offering are entitled to sell such shares 90 days after the effective date of the Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    Because there has been no public market for shares of the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

                                  UNDERWRITING


    The Underwriters named below, for which Cruttenden Roth Incorporated and are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the respective numbers of shares of Common Stock set forth opposite their names below, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the Underwriters are obligated to purchase all the shares of Common Stock, subject to certain legal matters and various other conditions.



UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Cruttenden Roth Incorporated...............................................
            ...............................................................

                                                                             -----------------
Total......................................................................
                                                                             -----------------
                                                                             -----------------


    The Representatives have advised the Company that the Underwriters initially propose to offer the Common Stock to the public at the offering price set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers (who may include the Underwriters) a concession not in excess of $
per share, and the Underwriters and such dealers may reallow a discount of not
in excess of $    per share to other dealers. After the initial public offering, the public offering price and the concession and discount to dealers and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.


    The Company has granted to the Underwriters an option to purchase up to 330,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. This option is exercisable for 30 days from the date of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise such option solely to cover over-allotments, if any, in the sale of the shares.


    The Company has agreed to sell to the Representatives, for nominal consideration, the Representatives' Warrant which represents the right to purchase 100,000 shares of Common Stock at an exercise price per share equal to 120% of the price per share to the public in the Offering. The Representatives' Warrant is exercisable during the period commencing one year following from the date of this Prospectus and ending on the fifth anniversary of the date of this Prospectus. The Representatives' Warrant includes a net exercise provision pursuant to which the holder may exercise this warrant by, in effect, paying the exercise price using shares of Common Stock issuable upon exercise of such warrants valued at the fair market value at the time of the exercise. For a period of one year from the date of this Prospectus, the Representatives' Warrant is not transferable, except to officers and stockholders of the Representatives. The Representatives' Warrant grants to the holders thereof certain limited rights or registration of the Common Stock issuable upon exercise of such warrant. Any profits realized by the Representatives upon the sale of the Representatives' Warrant or the securities issuable upon exercise thereof may be deemed to constitute additional underwriting compensation.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the Underwriters may be required to make in respect thereof.


    The Company and each of its existing stockholders have agreed that they will not, without the prior written consent of Cruttenden Roth Incorporated, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock, currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such party, or publicly announce such party's intention to do any of the foregoing, for a period of 180 days after the date of this Prospectus.


    The Representatives have advised the Company that the Underwriters do not intend to confirm sales of Common Stock offered by this Prospectus to any account on which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and if commenced, may be discontinued at any time. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Prior to the Offering, there has been no public market for the Company's Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives of the Underwriters. The factors to be considered in determining the initial public offering price will include the history of and the prospects for the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the future prospects of the Company, an assessment of the Company's management, the general condition of the securities markets at the time of the Offering and the prices for similar securities of comparable companies.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Oppenheimer Wolff & Donnelly LLP, San Jose, California. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

    The financial statements of the Company as of November 30, 1996 and 1997, and for each of the three years in the period ended November 30, 1997 included in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission in Washington D.C., upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http:// www.sec.gov) that contains reports, proxy statements and other information that has been or will be filed by the Company.


    The Company intends to furnish holders of the Common Stock with annual reports containing audited financial statements certified by independent auditors, and quarterly reports for each of the first three quarters of each year containing unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent auditor's report on the consolidated financial statements......................................        F-2
Consolidated balance sheets................................................................................        F-3
Consolidated statements of operations......................................................................        F-4
Consolidated statements of stockholders' equity............................................................        F-5
Consolidated statements of cash flows......................................................................        F-6
Notes to consolidated financial statements.................................................................        F-7
Independent auditor's report on the schedule...............................................................       F-16
Schedule II--valuation and qualifying account..............................................................       F-17

                      INDEPENDENT AUDITOR'S REPORT ON THE
                       CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors
Troy Group, Inc.
Santa Ana, California

    We have audited the accompanying consolidated balance sheets of Troy Group, Inc. and subsidiary as of November 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Troy Group, Inc. and subsidiary as of November 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.


Anaheim, California
June 17, 1998


                                                         MCGLADREY & PULLEN, LLP

                                TROY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                                      MAY 31,
                                                              NOVEMBER 30,                             1998
                                                      ----------------------------     MAY 31,       PRO FORMA
                                                          1996           1997           1998         (NOTE 2)
                                                      -------------  -------------  -------------  -------------
                                                                                     (Unaudited)    (Unaudited)
                                                     ASSETS

Current assets:
  Cash..............................................  $      42,000  $     100,000  $      40,000  $      40,000
  Accounts receivable, less allowance for doubtful
    accounts 1996 $173,000; 1997 $164,000; 1998
    $315,000........................................      5,205,000      5,509,000      6,489,000      6,489,000
  Inventories.......................................      4,235,000      3,831,000      4,625,000      4,625,000
  Prepaid expenses and other........................        129,000        254,000        254,000        454,000
                                                      -------------  -------------  -------------  -------------
      Total current assets..........................      9,611,000      9,694,000     11,408,000     11,608,000

Equipment and leasehold improvements, net...........      1,600,000      1,180,000      1,259,000      1,259,000

Other assets........................................        113,000        875,000        813,000      1,003,000
                                                      -------------  -------------  -------------  -------------
      Total assets..................................  $  11,324,000  $  11,749,000  $  13,480,000  $  13,870,000
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Checks issued not yet presented for payment.......  $     390,000  $     173,000  $     428,000  $     428,000
  Notes payable.....................................      1,612,000             --        615,000        615,000
  Current portion of long-term debt.................        688,000        754,000        402,000        402,000
  Accounts payable..................................      1,443,000      1,670,000      2,572,000      2,572,000
  Accrued liabilities...............................      1,378,000      1,724,000      1,247,000      2,447,000
  Deferred service revenue..........................        190,000        200,000        193,000        193,000
                                                      -------------  -------------  -------------  -------------
      Total current liabilities.....................      5,701,000      4,521,000      5,457,000      6,657,000
                                                      -------------  -------------  -------------  -------------
Long-term debt, net of current portion (including
  1996 $780,000; 1997 $375,000; and 1998 $0 payable
  to the majority stockholder)......................      1,521,000      1,280,000        771,000        771,000
                                                      -------------  -------------  -------------  -------------
Commitments and contingencies

Stockholders' equity:
  Common stock, par value $.01 per share; authorized
    50,000,000 shares, issued 7,500,000 shares......         75,000         75,000         75,000         75,000
  Preferred stock, no par value, authorized
    5,000,000 shares, issued none...................             --             --             --             --
  Additional paid-in capital........................        247,000        247,000        247,000        247,000
  Retained earnings.................................      3,780,000      5,626,000      6,930,000      6,120,000
                                                      -------------  -------------  -------------  -------------
      Total stockholders' equity....................      4,102,000      5,948,000      7,252,000      6,442,000
                                                      -------------  -------------  -------------  -------------
      Total liabilities and stockholders' equity....  $  11,324,000  $  11,749,000  $  13,480,000  $  13,870,000
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------


                See Notes to Consolidated Financial Statements.

                                TROY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         SIX MONTHS ENDED
                                               FISCAL YEAR ENDED NOVEMBER 30,                MAY 31,
                                          ----------------------------------------  --------------------------
                                              1995          1996          1997          1997          1998
                                          ------------  ------------  ------------  ------------  ------------
                                                                                    (Unaudited)   (Unaudited)
Net sales...............................  $ 21,477,000  $ 28,161,000  $ 33,434,000  $ 17,112,000  $ 18,322,000

Cost of goods sold, (including $144,000;
  $158,000; $168,000; $102,000; and
  $127,000 in rent paid to majority
  stockholders).........................    13,560,000    17,408,000    19,597,000    10,223,000    10,756,000
                                          ------------  ------------  ------------  ------------  ------------
      Gross profit......................     7,917,000    10,753,000    13,837,000     6,889,000     7,566,000
                                          ------------  ------------  ------------  ------------  ------------
Operating expenses:
  Selling, general and administrative...     5,594,000     5,234,000     6,622,000     3,303,000     3,424,000
  Research and development..............     1,748,000     2,041,000     2,521,000     1,245,000     1,228,000
                                          ------------  ------------  ------------  ------------  ------------
                                             7,342,000     7,275,000     9,143,000     4,548,000     4,652,000
                                          ------------  ------------  ------------  ------------  ------------
      Operating income..................       575,000     3,478,000     4,694,000     2,341,000     2,914,000

Interest expense, (including $46,000;
  $61,000; $33,000; $19,000; and $11,000
  paid to majority stockholders)........       342,000       361,000       262,000       128,000        69,000
                                          ------------  ------------  ------------  ------------  ------------
      Income before state income taxes
        (credit)........................       233,000     3,117,000     4,432,000     2,213,000     2,845,000

State income taxes (credit).............       (80,000)       50,000        35,000        18,000        43,000
                                          ------------  ------------  ------------  ------------  ------------
      Net income........................  $    313,000  $  3,067,000  $  4,397,000  $  2,195,000  $  2,802,000
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------
Pro forma net income (unaudited):
  Historical income before income
    taxes...............................  $    233,000  $  3,117,000  $  4,432,000  $  2,213,000  $  2,845,000
  Pro forma provision for income
    taxes...............................        93,000     1,247,000     1,773,000       885,000     1,138,000
                                          ------------  ------------  ------------  ------------  ------------
      Pro forma net income..............  $    140,000  $  1,870,000  $  2,659,000  $  1,328,000  $  1,707,000
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------
Pro forma net income per share:
  Basic.................................  $       0.02  $       0.25  $       0.35  $       0.18  $       0.23
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------
  Diluted...............................  $       0.02  $       0.25  $       0.34  $       0.17  $       0.22
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------
Weighted-average shares outstanding:
  Basic.................................     7,500,000     7,500,000     7,500,000     7,500,000     7,500,000
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------
  Diluted...............................     7,500,000     7,500,000     7,759,000     7,735,000     7,810,000
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------


                See Notes to Consolidated Financial Statements.

                                TROY GROUP, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTE 1)


                                                 COMMON STOCK
                                          --------------------------   ADDITIONAL
                                            NUMBER                       PAID-IN       RETAINED
                                           OF SHARES      AMOUNT         CAPITAL       EARNINGS         TOTAL
                                          -----------  -------------  -------------  -------------  -------------
Balance, November 30, 1994..............    7,500,000  $      75,000  $     247,000  $     518,000  $     840,000
  Net income............................           --             --             --        313,000        313,000
                                          -----------  -------------  -------------  -------------  -------------
Balance, November 30, 1995..............    7,500,000         75,000        247,000        831,000      1,153,000
  Dividends.............................           --             --             --       (118,000)      (118,000)
  Net income............................           --             --             --      3,067,000      3,067,000
                                          -----------  -------------  -------------  -------------  -------------
Balance, November 30, 1996..............    7,500,000         75,000        247,000      3,780,000      4,102,000
  Dividends.............................           --             --             --     (2,551,000)    (2,551,000)
  Net income............................           --             --             --      4,397,000      4,397,000
                                          -----------  -------------  -------------  -------------  -------------
Balance, November 30, 1997..............    7,500,000         75,000        247,000      5,626,000      5,948,000
  Dividends (unaudited).................           --             --             --     (1,498,000)    (1,498,000)
  Net income (unaudited)................           --             --             --      2,802,000      2,802,000
                                          -----------  -------------  -------------  -------------  -------------
Balance, May 31, 1998
  (unaudited)...........................    7,500,000  $      75,000  $     247,000  $   6,930,000  $   7,252,000
                                          -----------  -------------  -------------  -------------  -------------
                                          -----------  -------------  -------------  -------------  -------------


                See Notes to Consolidated Financial Statements.

                                TROY GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  FISCAL YEAR ENDED NOVEMBER 30,            SIX MONTHS ENDED
                                             ----------------------------------------           MAY 31,
                                                 1995          1996          1997      --------------------------
                                             ------------  ------------  ------------      1997          1998
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income...............................  $    313,000  $  3,067,000  $  4,397,000  $  2,195,000  $  2,802,000
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
    Depreciation and amortization..........       637,000       680,000       617,000       307,000       262,000
    Provision for doubtful accounts........            --       209,000        65,000        49,000       151,000
    Changes in assets and liabilities:
      (Increase) decrease in:
        Accounts receivable................      (433,000)   (1,738,000)     (369,000)      766,000    (1,131,000)
        Inventories........................      (448,000)     (517,000)      404,000      (130,000)     (794,000)
        Prepaid expenses...................        14,000       (17,000)     (125,000)     (112,000)           --
      Increase (decrease) in:
        Accounts payable...................      (153,000)      616,000       227,000      (432,000)      902,000
        Accrued expenses...................      (287,000)     (142,000)      346,000      (116,000)     (477,000)
        Deferred service revenue...........       (73,000)     (104,000)       10,000      (107,000)       (7,000)
                                             ------------  ------------  ------------  ------------  ------------
      Net cash provided by (used in)
        operating activities...............      (430,000)    2,054,000     5,572,000     2,420,000     1,708,000
                                             ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Purchase of equipment and leasehold
    improvements...........................    (1,062,000)     (301,000)     (197,000)     (147,000)      (19,000)
  (Increase) in other assets...............      (112,000)       (1,000)     (561,000)     (245,000)     (260,000)
                                             ------------  ------------  ------------  ------------  ------------
      Net cash (used in) investing
        activities.........................    (1,174,000)     (302,000)     (758,000)     (392,000)     (279,000)
                                             ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Borrowings on notes payable..............    10,185,000    12,875,000    17,498,000    11,372,000     4,691,000
  Payments on notes payable................    (9,305,000)  (13,143,000)  (19,110,000)  (10,867,000)   (4,076,000)
  Proceeds from issuance of debt...........     1,876,000            --     1,000,000            --            --
  Principal payments on debt...............    (1,457,000)     (848,000)   (1,175,000)     (592,000)     (861,000)
  Proceeds/(payments) from/on life
    insurance loans........................       201,000            --      (201,000)           --            --
  Increase (decrease) in checks issued not
    presented for payment..................       104,000      (476,000)     (217,000)     (471,000)      255,000
  Dividends................................            --      (118,000)   (2,551,000)   (1,512,000)   (1,498,000)
                                             ------------  ------------  ------------  ------------  ------------
      Net cash provided by (used in)
        financing activities...............     1,604,000    (1,710,000)   (4,756,000)   (2,070,000)   (1,489,000)
                                             ------------  ------------  ------------  ------------  ------------
      Net increase (decrease) in cash......            --        42,000        58,000       (42,000)      (60,000)
Cash, beginning of period..................            --            --        42,000        42,000       100,000
                                             ------------  ------------  ------------  ------------  ------------
Cash, end of period........................  $         --  $     42,000  $    100,000  $         --  $     40,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------


                See Notes to Consolidated Financial Statements.

                                TROY GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 1. NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    The Company provides on-demand distributive printing solutions, primarily to Fortune 1000 and other large and mid-sized domestic and international businesses. The Company's current product offering consists of high-quality laser printers, impact printers, related consumables, including toners and ribbons, and services. The Company's products provide proprietary solutions that enable businesses to distribute and print magnetic ink character recognition ("MICR") encoded financial documents such as checks, money orders, payment coupons and deposit and withdrawal slips.

    REORGANIZATION


    In May of 1998, the Company and Troy Systems International, Inc. entered into a restructuring and reorganization arrangement. Prior to that date, these two companies had common ownership. As a result of the restructuring and reorganization; (i) the Company reincorporated in Delaware; (ii) Troy Systems International, Inc. became a wholly-owned subsidiary of Troy Group, Inc. and the former stockholders of Troy Systems International, Inc. received shares of Troy Group, Inc.; and (iii) the Company effected a 910.7468-for-one stock split. This reorganization has been accounted for as if it occurred as of the beginning of the earliest period presented in these consolidated financial statements. The reporting entity previously included the combined financial statements of Troy Group, Inc., Troy Systems International, Inc. (the "Subsidiary") and Dirk Worldwide, Inc., a foreign sales corporation (FSC) owned by the individual retirement accounts of the stockholders. The FSC is included in these consolidated financial statements because it provided an integral function in the Troy Group's tax strategies and the Company intends to establish a wholly-owned subsidiary FSC.


    A SUMMARY OF THE COMPANY'S SIGNIFICANT ACCOUNTING POLICIES FOLLOWS:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary and the FSC referred to above. All material intercompany balances and transactions are eliminated in consolidation.

    CHECKS ISSUED NOT YET PRESENTED FOR PAYMENT

    Through the use of concentration accounts, the Company's cash is accumulated daily and applied to the outstanding balance of the revolving line of credit (Note 5). Under this program, idle funds are minimized. The Company's liquidity is thereby maintained in the form of its ability to draw funds against the revolving line of credit. All checks issued not yet presented for payment are classified as a liability.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 1. NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are stated at cost. Equipment is depreciated using the straight-line method over their estimated useful lives, currently five years. Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

    REVENUE RECOGNITION

    The Company recognizes revenue when goods are shipped to the customer. Service revenue is recognized over the period of the contract on a straight-line basis.


    PRODUCT RETURNS AND WARRANTIES



    The Company records a provision for estimated product returns and warranties at the time the revenue is recognized.


    ADVERTISING POLICY

    The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was approximately $297,000, $164,000 and $94,000 in fiscal years 1995, 1996 and 1997, respectively, net of marketing development funds received from a supplier of $120,000 and $30,000 in fiscal years 1995 and 1996, respectively. There were no marketing development funds received in fiscal year 1997.

    RESEARCH AND DEVELOPMENT POLICY

    The Company expenses research and development costs as they are incurred. The Company incurs research and development costs in developing new products.

    INCOME TAXES

    The Company and its wholly-owned subsidiary file separate federal and state income tax returns. The Company, with the consent of its stockholders, has elected to be taxed under sections of federal and certain state income tax laws, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. The Company anticipates paying dividends to the stockholders for their estimated income tax liabilities.

    STOCK-BASED COMPENSATION


    The Company accounts for stock-based employee compensation under the requirements of Accounting Principles Board (APB) Opinion No. 25, which does not require compensation to be recorded if the consideration to be received is at least equal to fair value of the shares to be received at the measurement date. Nonemployee stock-based transactions are accounted for under the requirements of Statement No. 123 "Accounting for Stock Based Compensation" which requires compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 1. NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, accounts receivable, accounts payable and notes payable. The book value of these instruments are considered to be representative of their fair value.

    EARNINGS PER SHARE


    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128 EARNINGS PER SHARE
(EPS). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options (none in the fiscal years ended November 30, 1995 and 1996; 259,000 shares in the fiscal year ended November 30, 1997; and 235,000 shares and 310,000 shares in the six months ended May 31, 1997 and 1998, respectively). Diluted EPS does not include contingently issuable shares because the conditions for issuance have not been met.


    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130 Reporting Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

    UNAUDITED INTERIM FINANCIAL INFORMATION


    The interim financial information presented herein as of and in the six months ended May 31, 1997 and 1998 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation for the periods presented. Such adjustments are of a normal recurring nature. The interim financial information is not intended to be a complete presentation in accordance with generally accepted accounting principles.


NOTE 2. PRO FORMA INFORMATION (UNAUDITED)

    The Company plans to terminate the S corporation elections for itself and its Subsidiary in connection with a planned public stock offering. The objective of the pro forma financial information included in these financial statements is to show what the significant effects might have been on the historical balance sheet for these planned terminations and on the historical statements of operations had the Company and its Subsidiary not been treated as S corporations for income tax purposes.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 2. PRO FORMA INFORMATION (UNAUDITED) (CONTINUED)
    THE FOLLOWING PRO FORMA BALANCE SHEET ADJUSTMENTS HAVE BEEN MADE:


    - DISTRIBUTIONS--The Company intends to make an S corporation distribution to its current stockholders. The pro forma adjustments reflect a liability for an estimated distribution of $1,200,000.



    - DEFERRED INCOME TAXES--The Company will record a deferred income tax asset that will result from the termination of the Company's and its Subsidiary's S corporation elections. The pro forma adjustments reflect the projected asset of $390,000.


    - RETAINED EARNINGS--The net effect of the above entries will reduce retained earnings.


    The condensed balance sheet of the Company as of May 31, 1998 (unaudited) reflecting these pro forma adjustments is as follows:



                                                                                                       MAY 31,
                                                                         MAY 31,       PRO FORMA        1998
                                                                          1998        ADJUSTMENTS     PRO FORMA
                                                                      -------------  -------------  -------------
Current assets......................................................  $  11,408,000  $     200,000  $  11,608,000
Long-term assets....................................................      2,072,000        190,000      2,262,000
                                                                      -------------  -------------  -------------
    Total assets....................................................  $  13,480,000  $     390,000  $  13,870,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Current liabilities.................................................  $   5,457,000  $   1,200,000  $   6,657,000
Long-term liabilities...............................................        771,000             --        771,000
                                                                      -------------  -------------  -------------
    Total liabilities...............................................      6,228,000      1,200,000      7,428,000
                                                                      -------------  -------------  -------------
Common stock........................................................         75,000             --         75,000
Additional paid-in capital..........................................        247,000             --        247,000
Retained earnings...................................................      6,930,000       (810,000)     6,120,000
                                                                      -------------  -------------  -------------
    Total stockholders' equity......................................      7,252,000       (810,000)     6,442,000
                                                                      -------------  -------------  -------------
    Total liabilities and stockholders' equity......................  $  13,480,000  $     390,000  $  13,870,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


    THE FOLLOWING PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS HAVE BEEN MADE:


    - INCOME TAXES--The pro forma information presented on the statements of operations reflect a provision for income taxes at an effective rate of 40.0% in the fiscal years ended November 30, 1997, 1996 and 1995 and in the six months ended May 31, 1998 and 1997.


    - PRO FORMA NET INCOME PER SHARE--The pro forma net income per share is based on the weighted-average number of shares of common stock outstanding during the period.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 3. INVENTORIES


    Inventories consisted of the following as of November 30, 1996 and 1997 and May 31, 1998:



                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Raw materials.......................................  $  2,786,000  $  2,188,000  $  3,290,000
Work-in-process.....................................       266,000       470,000       494,000
Finished goods......................................     1,183,000     1,173,000       841,000
                                                      ------------  ------------  ------------
                                                      $  4,235,000  $  3,831,000  $  4,625,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------


NOTE 4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements consisted of the following as of November 30, 1996 and 1997:

                                                                        1996          1997
                                                                    ------------  ------------
Machinery and equipment...........................................  $  4,547,000  $  4,743,000
Furniture and fixtures............................................       307,000       304,000
Leasehold improvements............................................     1,202,000     1,202,000
                                                                    ------------  ------------
                                                                       6,056,000     6,249,000
Less accumulated depreciation and amortization....................     4,456,000     5,069,000
                                                                    ------------  ------------
                                                                    $  1,600,000  $  1,180,000
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 5. NOTES PAYABLE

    The Company has a $4,500,000 line of credit agreement with a bank. As of November 30, 1997, there were no borrowings outstanding against the line of credit. Borrowings bear interest at the bank's LIBOR rate (5.97% at November 30, 1997) plus 2.25% and are limited to 80% of certain eligible accounts receivable plus 85% of certain specified accounts. Included in certain specified accounts is inventory up to $700,000. The agreement expires June 30, 1998. In connection with the line of credit agreement, the Company has a $400,000 standby letter of credit agreement. This line of credit is secured by substantially all of the Company's assets and is guaranteed by the majority stockholders in the amount of $800,000. In connection with its borrowing arrangements, the Company is subject to certain financial covenants (see Note 8). As of November 30, 1997, the Company had approximately $4,400,000 in availability under this line of credit.

    In addition, the Company has a separate $500,000 standby letter of credit facility that expires in June 1999. The total amount of letters of credit outstanding as of November 30, 1997 was $300,000.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 6. LONG-TERM DEBT

    Long-term debt consisted of the following as of November 30, 1997:

Notes payable, bank.............................................................  $  1,142,000
7% unsecured note payable to stockholder, due November 1998.....................       375,000
4% economic development note payable............................................       404,000
5% industrial and business development note payable.............................       113,000
                                                                                  ------------
                                                                                     2,034,000
Less current maturities.........................................................       754,000
                                                                                  ------------
                                                                                  $  1,280,000
                                                                                  ------------
                                                                                  ------------

    Notes payable, bank, bear interest based on the bank's reference rate (8.50% as of November 30, 1997) plus 1.25% and 2.50% in excess of the bank's adjusted treasuries rate (7.00% as of November 30, 1997); mature through 2004; and are secured by substantially all assets. One note is secured by a third trust deed on real property owned by a company related through common ownership to the majority stockholders and is personally guaranteed by the majority stockholders in the amount of $286,000 each. Another note is subject to certain financial covenants (see Note 8).

    The economic, industrial and business development notes payable mature through 2005. The notes are secured by certain equipment and the personal guarantees of the majority stockholders of the Company. One of the notes is secured by a fourth trust deed on real property owned by a Company related through common ownership to the majority stockholders.

    As of November 30, 1997, future maturities of long-term debt are as follows:
1998 $754,000; 1999 $663,000; 2000 $299,000; 2001 $67,000; 2002 $70,000;
thereafter $181,000 (total $2,034,000).

NOTE 7. ACCRUED EXPENSES

    Accrued expenses consisted of the following as of November 30, 1996 and 1997:

                                                                        1996          1997
                                                                    ------------  ------------
Compensation......................................................  $  1,091,000  $  1,539,000
Other.............................................................       287,000       185,000
                                                                    ------------  ------------
                                                                    $  1,378,000  $  1,724,000
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 8. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Board of Directors has the authority, without action by the stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each such series.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 8. STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK OPTION PLAN


    The Company has reserved 1,564,298 shares for issuance under the Company's 1998 Stock Incentive Plan and 1996 Stock Option Plan, of which 326,957 shares are subject to outstanding options as of November 30, 1997. Option prices for the incentive stock options will be 100% of the fair market value of the stock on the date the option is granted. For incentive options granted to 10% or more stockholders, the option price is 110% of the fair market value of the stock on the date the option is granted. Option prices for the nonqualified stock options shall not be less than 85% of the fair market value of the stock on the date the options are granted. In fiscal year 1996, Troy granted options to acquire 326,957 shares at a weighted-average option price of $0.42 per share. The options vest over five to ten years from the grant date. Vesting will accelerate upon the sale of more than 51% of the issued and outstanding shares of the Company's voting common stock or upon the conversion of Troy to a public company. There were no options granted in fiscal year 1997 and no options have been exercised or expired in fiscal years 1997 or 1996.


    As permitted under generally accepted accounting principles, grants under these plans are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. Had compensation cost been determined based on the minimum fair value method prescribed in FASB Statement No. 123, reported historical net income before income taxes and pro forma net income per share for fiscal year 1996 would not have changed and fiscal year 1997 net income before income taxes, and basic and diluted pro forma net income per share would have been reduced to $4,391,000, $0.59 and $0.57, respectively. In determining the pro forma amounts above, the value of each grant is estimated at the grant date using the minimum fair value method prescribed in Statement No. 123, with the following weighted-average assumptions for grants in fiscal year 1996: no dividends for all years, risk-free interest rate of 5.86% and 5.98%, expected lives of 5 and 10 years, and expected amounts to be exercised of 100%. The weighted average fair value of the options granted in fiscal year 1996 was $0.16 per share.

    STOCK WARRANTS


    On October 1, 1997, the Company issued warrants to a consultant to purchase up to 300,000 shares of common stock of the Company at $3.50 per share. The warrants vest at the rate of 33 1/3% each upon the occurrence of three separate performance conditions relating to: (i) becoming publicly owned; (ii) certain acquisition transactions; and (iii) the Company's market value. As of November 30, 1997 and May 31, 1998, none of these events have occurred and no expense has been recorded. The effects of the warrants will be recorded as the performance conditions are met at the then current fair value of the warrants vested. The warrants expire five years after they vest. Effective in May 1998, in connection with legal services being provided in connection with an offering of the Company's common stock, the Company issued a warrant to purchase up to 50,000 shares of common stock of the Company at $3.50 per share. The effect of the warrants will be recorded when the performance condition is met at the then current fair value of the warrant vested. The warrant expires five years after it vests.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 8. STOCKHOLDERS' EQUITY (CONTINUED)
    RETAINED EARNINGS

    The Company and its subsidiary are limited by the terms of certain debt agreements to pay dividends up to the amount necessary for the stockholders to pay their pro rata share of income taxes on the Company's income.

NOTE 9. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS AND RENT EXPENSE

    The Company leases its operating facilities under noncancelable operating lease agreements, one of which is with a company related through common ownership (Note 10). Rent expense in fiscal years 1995, 1996 and 1997 was approximately $294,000, $288,000 and $352,000, respectively. Future minimum rental commitments under these leases in the fiscal years ending November 30 are as follows: 1998 $420,000; 1999 $420,000; 2000 $356,000; and 2001 $69,000 (total
$1,265,000 of which $700,000 is to the related party).

    LEGAL PROCEEDINGS

    From time to time, the Company is subject to litigation in the ordinary course of its business. In February 1998, the Company was served with a complaint by a former employee alleging, among other things, sexual harassment by another former employee of the Company. The Company denies any liability in this matter and intends to vigorously defend this litigation. However, this litigation is in its early stages and the outcome of the litigation is inherently uncertain and an adverse resolution of this litigation could result in a monetary judgment against the Company. No amounts have been recorded in the financial statements for this matter.

NOTE 10. RELATED PARTY TRANSACTIONS AND GUARANTEE OF INDEBTEDNESS


    In fiscal year 1993, the Company entered into an agreement to lease operating facilities from a company related through common ownership. The agreement expires in September 2000 and requires monthly payments of approximately $21,200.



    The majority stockholders guarantee, to a maximum liability of $800,000, the Company's obligations under its $4.5 million revolving line of credit and its term loan with a bank.


    In fiscal years 1995, 1996 and 1997, the Company made principal payments on the notes payable to stockholders of $345,000, $175,000 and $373,000, respectively.


    The FSC included in these financial statements, Dirk Worldwide, Inc., is owned by the individual retirement accounts of the Company's stockholders and makes distributions of its income to them. Total distributions in fiscal years 1995, 1996 and 1997 were $-0-, $57,000 and $286,000, respectively, and are recorded as dividends in the consolidated statements of stockholders' equity.


NOTE 11. STATE INCOME TAXES

    State income taxes in fiscal years 1995, 1996 and 1997 differ from the computed "expected" taxes due to enterprise zone and other tax credits generated.

                                TROY GROUP, INC.

   INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MAY 31, 1997 AND 1998 IS
                                   UNAUDITED


NOTE 12. MAJOR VENDORS

    One of the key components of certain of the Company impact products are purchased from one vendor. If the Company were to lose its component supplier for its impact printing products, it would be required to identify a new supplier and substantially reengineer its products for use with an alternative component. Net purchases from this vendor in fiscal years 1995, 1996 and 1997 were approximately $403,000, $255,000 and $255,000, respectively. Accounts payable to this vendor as of November 30, 1996 and 1997 were approximately $25,000 and $32,000, respectively.

    The Company also purchases other key components from one vendor. Net purchases from this vendor in fiscal years 1995, 1996 and 1997 were approximately $1,000,000, $3,600,000 and $3,800,000, respectively. Accounts payable to this vendor as of November 30, 1996 and 1997 were approximately $340,000 and $540,000, respectively.

NOTE 13. MAJOR CUSTOMERS AND FOREIGN SALES

    In fiscal year 1997, the Company had sales to a customer that individually accounted for 16.6% of the Company total net sales and as of November 30, 1997 the trade receivables from this customer were $326,000. Sales to this customer in fiscal years 1995 and 1996 were less than 10% of the Company's net sales.


    In fiscal years 1995, 1996 and 1997, the Company had shipments to foreign customers that accounted for 12.3%, 14.3%, and 13.7% of the Company's net sales. The sales to foreign customers are all denominated in U.S. dollars therefore the Company has not experienced any significant foreign currency gains or losses.


NOTE 14. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION


                                                                        SIX MONTHS ENDED
                                 FISCAL YEAR ENDED NOVEMBER 30,             MAY 31,
                               ----------------------------------  --------------------------
                                  1995        1996        1997         1997          1998
                               ----------  ----------  ----------  ------------  ------------
Cash paid during the period
  for:

  Interest...................  $  337,000  $  345,000  $  272,000   $  128,000    $   68,000
                               ----------  ----------  ----------  ------------  ------------
                               ----------  ----------  ----------  ------------  ------------
  State income taxes.........  $       --  $   65,000  $  185,000   $   46,000    $   10,000
                               ----------  ----------  ----------  ------------  ------------
                               ----------  ----------  ----------  ------------  ------------

                  INDEPENDENT AUDITOR'S REPORT ON THE SCHEDULE

To the Board of Directors
Troy Group, Inc.
Santa Ana, California

    Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


                                                         MCGLADREY & PULLEN, LLP



Anaheim, California
June 17, 1998

                                TROY GROUP, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNT
              FISCAL YEARS ENDED NOVEMBER 30, 1995, 1996 AND 1997

                                                             BALANCE AT  PROVISIONS
                                                             BEGINNING   CHARGED TO                 BALANCE AT
                                                              OF YEAR      EXPENSE    CHARGE-OFFS   END OF YEAR
                                                             ----------  -----------  -----------  -------------
Allowance for doubtful accounts:

1995.......................................................  $  111,000   $      --    $  (4,000)   $   107,000
                                                             ----------  -----------  -----------  -------------
                                                             ----------  -----------  -----------  -------------

1996.......................................................  $  107,000   $ 209,000    $(143,000)   $   173,000
                                                             ----------  -----------  -----------  -------------
                                                             ----------  -----------  -----------  -------------

1997.......................................................  $  173,000   $  65,000    $ (74,000)   $   164,000
                                                             ----------  -----------  -----------  -------------
                                                             ----------  -----------  -----------  -------------

[LOGO]

                                                          ON-DEMAND DISTRIBUTIVE
                                                              PRINTING SOLUTIONS

                      WHEELING, WV MANUFACTURING FACILITY


                        [picture of Troy's Wheeling, WV
                            manufacturing facility]



                                  RESEARCH LAB
                     [picture of Troy's research facility]


                      TROY'S TONER MANUFACTURING EQUIPMENT


                  [picture of Troy's toner manufacturing line]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    4
S Corporation Distributions...............................................   10
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Capitalization............................................................   12
Dilution..................................................................   13
Selected Consolidated Financial Data......................................   14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   16
Business..................................................................   23
Management................................................................   34
Certain Transactions......................................................   40
Principal Stockholders....................................................   41
Description of Capital Stock..............................................   42
Shares Eligible for Future Sale...........................................   45
Underwriting..............................................................   46
Legal Matters.............................................................   47
Experts...................................................................   47
Additional Information....................................................   48
Index to Consolidated Financial Statements................................  F-1


                            ------------------------

    UNTIL             , 1998, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,200,000 SHARES



                            [TROY GROUP, INC. LOGO]

                                  COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                      [CRUTTENDEN ROTH INCORPORATED LOGO]

                                             , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Company in connection with the sale of Common Stock being registered. All of the amounts shown are estimates, except the SEC registration fee, the NASD filing fees and the Nasdaq listing fee.


                                                                             AMOUNT TO BE PAID
                                                                             -----------------
SEC registration fee.......................................................    $       6,720
NASD fee...................................................................            2,777
Nasdaq listing fee.........................................................           78,875
Blue Sky fees and expenses.................................................            2,000
Legal fees and expenses....................................................          100,000
Accounting fees and expenses...............................................          150,000
Printing expenses..........................................................           65,000
Transfer agent fees........................................................            3,500
Warrants...................................................................          675,000
Miscellaneous..............................................................           16,128
                                                                             -----------------
Total......................................................................    $   1,100,000
                                                                             -----------------
                                                                             -----------------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Delaware Law and the Company's Certificate of Incorporation provide that the Company shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

    The Company has also entered into indemnification agreements with all of the directors and executive officers of the Company whereby the Company has agreed to indemnify and hold harmless the directors and executive officers from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to the Company to the maximum extent permitted by Delaware law. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

    The Company also maintains a directors and officers insurance policy pursuant to which directors and officers of the Company are insured against liability for certain actions in their capacity as directors and officers.

    Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the three year period ending February 28, 1998, the Company issued the following shares of its Common Stock without registration under the Securities Act:

         1. On November 27, 1996, the Company granted options to purchase an aggregate of 326,957 shares of the Company's Common Stock to two executive officers of the Company.

         2. Effective as of October 1, 1997, the Company issued a warrant to purchase up to a maximum of 300,000 shares of Common Stock of the Company to an investor in exchange for providing certain consulting services to the Company.


         3. In May 1998, the Company issued a warrant to purchase up to a maximum of 50,000 shares of Common Stock of the Company to an attorney in exchange for providing legal services to the Company in connection with the Offering.


         4. Effective as of May 31, 1998, the Company will issue an aggregate 1,124,772 shares of Common Stock to six existing stockholders in exchange for the contribution of all of the outstanding capital stock of the Subsidiary to the Company.

         5. Concurrently with the consummation of the Offering, the Company intends to grant options to purchase an aggregate of 470,000 shares of Common Stock of the Company to certain officers and directors of the Company.

    All of the above sales were made in reliance on Rule 701, Regulation D and
Section 4(2) under the Securities Act. With regard to the reliance by the Company upon the exemptions set forth in the previous sentence, certain inquiries were made by the Company to establish that such sales qualified for such exemptions from the registration requirements. In particular, the Company confirmed that: (i) all offers of sales and sales were made by personal contact from officers or directors of the Company or other persons closely associated with the Company; (ii) each investor made representations that he or she was sophisticated in relation to this investment (and the Company has no reason to believe such representations were incorrect); (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly; and (iv) offers and sales within any offering were made to a limited number of persons.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS


EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Underwriting Agreement(2)
  1.2  Form of Representatives' Warrant(2)
  3.1  Certificate of Incorporation of the Company*
  3.2  Bylaws of the Company*
  3.3  Certificate of Ownership and Merger dated May 18, 1998, between Troy Group
         Newco, Inc. and Troy Systems, Inc.
  3.4  Agreement and Plan of Merger dated May 18, 1998 between Troy Group Newco,
         Inc. and Troy Systems, Inc.
  4.1  Warrant dated October 1, 1997 issued to Broadland Capital Partners*
  5.1  Opinion of Oppenheimer Wolff & Donnelly LLP
 10.1  Lease dated March 16, 1995 between the Company and Ragco*
 10.2  Lease dated July 28, 1993 between Dirk Investments, Inc. and the Company*

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 10.3  Lease Amendment to Lease dated July 28, 1993 between Dirk Investments,
         Inc. and the Company*
 10.4  Addendum to Lease dated March 16, 1995 between Dirk Investments, Inc. and the Company*
 10.5  Lease Amendment to Lease dated September 1, 1996 between Dirk Investments,
         Inc. and the Company*
 10.6  1996 Stock Option Plan*
 10.7  1998 Stock Incentive Plan
 10.8  Incentive Stock Option Agreement dated November 27, 1996 in favor of
         Robert Messina*
 10.9  Incentive Stock Option Agreement dated November 27, 1996 in favor of Brian
         Dirk*
 10.10 Non-Competition Agreement dated November 27, 1996 between Robert Messina and the Company*
 10.11 Consulting Agreement dated October 1, 1997 between the Company and
         Broadland Capital Partners*
 10.12 Form of Indemnification Agreement for directors and executive officers of the Company
 10.13 Reseller Agreement dated April 1, 1996 between the Company and
         Hewlett-Packard Company(1)
 10.14 MICR Supplies Agreement dated February 6, 1998 between the Company and IBM
         Printing Systems Company(1)
 10.15 Form of Tax Agreement Relating to S Corporation Distributions by and
         between the Company and the Dirk Shareholders
 10.16 Non-negotiable Promissory Note of the Company dated November 30, 1993, as amended November 1, 1995 and November 1, 1996*
 10.17 Loan Agreement dated June 19, 1997 between the Company and Union Bank of
         California*
 10.18 First Amendment to Loan Agreement dated February 12, 1998 between the
         Company and Union Bank of California*
 10.19 Promissory Note dated February 6, 1998 in favor of Union Bank of
         California*
 10.20 Promissory Note dated June 1997 in favor of Union Bank of California*
 10.21 Security Agreement dated February 6, 1998 by the Subsidiary*
 10.22 Second Amendment to Loan Agreement dated April 27, 1998 between the
         Company and Union Bank of California*
 10.23 1998 Employee Stock Purchase Plan
 10.24 Letter dated October 3, 1997 to RAGCO from the Company*
 10.25 Third Amendment to Business Loan Agreement, First Amendment to Security
         Agreement and First Amendment to each of Two Certain Promissory Notes dated May 8, 1998 between the Company and Union Bank of California
 10.26 Bill of Sale and Assignment and Assumption Agreement dated May 31, 1998 between Troy Group, Inc. and Troy Systems International, Inc.
 10.27 Form of Subscription Agreement
 10.28 Fourth Amendment to Business Loan Agreement and Second Amendment to One
         Certain Promissory Note dated May 31, 1998 between the Company, the
         Subsidiary and Union Bank of California
 21.1  Subsidiaries of the Registrant*

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 23.1  Consent of McGladrey & Pullen, LLP, Independent Auditors
 23.2  Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1)
 24.1  Power of Attorney (included on pages II-4 and II-5 hereto)*
 27.1  Financial Data Schedule
 99.1  Consent of Brian P. Dirk
 99.2  Consent of Norman B. Keider
 99.3  Consent of John B. Zaepfel
 99.4  Consent of William P. O'Reilly
 99.5  Consent of Gene A. Bier


------------------------


(1) Confidential treatment has been requested with respect to designated portions contained within such document. Such portions have been omitted and filed separately with the Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.



(2) To be filed by amendment.



*   Previously filed.

    (B) FINANCIAL STATEMENT SCHEDULES.

    The following financial statement schedule is included herein and should be read in conjunction with the financial statements referred to above:

    Independent Auditors' Report on Financial Statement Schedule

    Schedule II.  Valuation and Qualifying Accounts

    All other schedules are omitted as the required information is unapplicable or the information is presented in the financial statements or related notes.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Ana, California on this 22nd day of June, 1998.



                                TROY GROUP, INC.

                                By:             /s/ PATRICK J. DIRK
                                     -----------------------------------------
                                                  Patrick J. Dirk
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated, on June 22, 1998.


      NAME AND SIGNATURE                  TITLE
------------------------------  --------------------------

                                Chairman of the Board,
     /s/ PATRICK J. DIRK          President and Chief
------------------------------    Executive Officer
       Patrick J. Dirk            (Principal Executive
                                  Officer)

                                Chief Financial Officer,
      /s/ DEL L. CONRAD           Treasurer and Secretary
------------------------------    (Principal Financial and
        Del L. Conrad             Accounting Officer)

                                 EXHIBIT INDEX


 EXHIBIT NO.   DESCRIPTION                                                                                      PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------
       1.1     Underwriting Agreement(2)....................................................................

       1.2     Form of Representatives' Warrant(2)..........................................................

       3.1     Certificate of Incorporation of the Company*.................................................

       3.2     Bylaws of the Company*.......................................................................

       3.3     Certificate of Ownership and Merger dated May 18, 1998, between Troy Group Newco, Inc. and
                 Troy Systems, Inc..........................................................................

       3.4     Agreement and Plan of Merger dated May 18, 1998 between Troy Group Newco, Inc. and Troy
                 Systems, Inc...............................................................................

       4.1     Warrant dated October 1, 1997 issued to Broadland Capital Partners*..........................

       5.1     Opinion of Oppenheimer Wolff & Donnelly LLP..................................................

      10.1     Lease dated March 16, 1995 between the Company and Ragco*....................................

      10.2     Lease dated July 28, 1993 between Dirk Investments, Inc. and the Company*....................

      10.3     Lease Amendment to Lease dated July 28, 1993 between Dirk Investments, Inc. and the
                 Company*...................................................................................

      10.4     Addendum to Lease dated March 16, 1995 between Dirk Investments, Inc. and the Company*.......

      10.5     Lease Amendment to Lease dated September 1, 1996 between Dirk Investments, Inc. and the
                 Company*...................................................................................

      10.6     1996 Stock Option Plan*......................................................................

      10.7     1998 Stock Incentive Plan....................................................................

      10.8     Incentive Stock Option Agreement dated November 27, 1996 in favor of Robert Messina*.........

      10.9     Incentive Stock Option Agreement dated November 27, 1996 in favor of Brian Dirk*.............

      10.10    Non-Competition Agreement dated November 27, 1996 between Robert Messina and the Company*....

      10.11    Consulting Agreement dated October 1, 1997 between the Company and Broadland Capital
                 Partners*..................................................................................

      10.12    Form of Indemnification Agreement for directors and executive officers of the Company........

      10.13    Reseller Agreement dated April 1, 1996 between the Company and Hewlett-Packard Company(1)....

      10.14    MICR Supplies Agreement dated February 6, 1998 between the Company and IBM Printing Systems
                 Company(1).................................................................................

      10.15    Form of Tax Agreement Relating to S Corporation Distributions by and between the Company and the Dirk Shareholders......................................................................

      10.16    Non-negotiable Promissory Note of the Company dated November 30, 1993, as amended November 1,
                 1995 and November 1, 1996*.................................................................

 EXHIBIT NO.   DESCRIPTION                                                                                      PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------
      10.17    Loan Agreement dated June 19, 1997 between the Company and Union Bank of California*.........

      10.18    First Amendment to Loan Agreement dated February 12, 1998 between the Company and Union Bank of California*.............................................................................

      10.19    Promissory Note dated February 6, 1998 in favor of Union Bank of California*.................

      10.20    Promissory Note dated June 1997 in favor of Union Bank of California*........................

      10.21    Security Agreement dated February 6, 1998 by the Subsidiary*.................................

      10.22    Second Amendment to Loan Agreement dated April 27, 1998 between the Company and Union Bank of
                 California*................................................................................

      10.23    1998 Employee Stock Purchase Plan............................................................

      10.24    Letter dated October 3, 1997 to RAGCO from the Company*......................................

      10.25    Third Amendment to Business Loan Agreement, First Amendment to Security Agreement and First
                 Amendment to each of Two Certain Promissory Notes dated May 8, 1998 between the Company and
                 Union Bank of California...................................................................

      10.26    Bill of Sale and Assignment and Assumption Agreement dated May 31, 1998 between Troy Group,
                 Inc. and Troy Systems International, Inc...................................................

      10.27    Form of Subscription Agreement...............................................................

      10.28    Fourth Amendment to Business Loan Agreement and Second Amendment to One Certain Promissory
                 Note, dated May 31, 1998 between the Company, the Subsidiary and Union Bank of
                 California.................................................................................

      21.1     Subsidiaries of the Registrant*..............................................................

      23.1     Consent of McGladrey & Pullen, LLP, Independent Auditors.....................................

      23.2     Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1)........................

      24.1     Power of Attorney (included on pages II-4 and II-5 hereto)*..................................

      27.1     Financial Data Schedule......................................................................

      99.1     Consent of Brian P. Dirk.....................................................................

      99.2     Consent of Norman B. Keider..................................................................

      99.3     Consent of John B. Zaepfel...................................................................

      99.4     Consent of William P. O'Reilly...............................................................

      99.5     Consent of Gene A. Bier......................................................................


------------------------


(1) Confidential treatment has been requested with respect to designated portions contained within such document. Such portions have been omitted and filed separately with the Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.



(2) To be filed by amendment.



*   Previously filed.